                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

--------------------------------------------------------------------------------

                                  SCHEDULE 13D
                                 (Rule 13d-101)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
                   RULE 13d-1(a) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(a)

                                  Accenture Ltd

                            -------------------------
                                (Name of Issuer)

              Class X common shares, par value $0.0000225 per share

                       --------------------------------
                         (Title of Class of Securities)

                                       N/A

                            -------------------------
                                 (CUSIP Number)

                               Douglas G. Scrivner
                               1661 Page Mill Road
                           Palo Alto, California 94304
                            Telephone: (650) 213-2000

                            -------------------------
           (Name, Address and Telephone Number of Person Authorized to
                       Receive Notices and Communications)

                                February 14, 2002

                            -------------------------
             (Date of Event Which Requires Filing of This Statement)

     If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this statement because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box.[_]

                         (Continued on following pages)

                              (Page 1 of 51 Pages)

------------------------------------------------------------------------------
CUSIP No. N/A                      13D                      Page 2 of 51 Pages
------------------------------------------------------------------------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS

 1    Each of the persons identified on Appendix A
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

 2    As to a group consisting solely of Voting Provision Persons(1)   (a) [X]
      As to a group consisting of persons other than Voting
      Provision Persons                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      SOURCE OF FUNDS
 4
      OO (Applies to each person listed on Appendix A)
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEM 2(d) or 2(e)                                                [_]
 5
      (Applies to each person listed on Appendix A)
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      As indicated on Appendix A.
------------------------------------------------------------------------------
                          SOLE VOTING POWER (See Item 6)
                     7
     NUMBER OF            0
      SHARES       -----------------------------------------------------------
   BENEFICIALLY           SHARED VOTING POWER (See Item 6)
     OWNED BY        8
       EACH               542,666,474
    REPORTING      -----------------------------------------------------------
      PERSON              SOLE DISPOSITIVE POWER (See Item 6)
       WITH          9
                          As to all Voting Provision Persons other than
                          Stichting Naritaweg I and Stichting Naritaweg II,
                          less than 1% of outstanding Common Shares(2)
                          As to Stichting Naritaweg I, 34,737,706
                          As to Stichting Naritaweg II, 42,299,410
                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER (See Item 6)
                     10
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      542,666,474(3)
------------------------------------------------------------------------------
      CHECK IF BOX THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
12
                                                                        [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      91.8%(3)
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
14
      OO as to the persons listed on Appendix A under the caption "Stichtings"; IN as to all other persons listed on Appendix A
------------------------------------------------------------------------------
-------------
   (1)  For a definition of this term please see Item 2.
   (2)  For a definition of this term please see Item 1.
   (3) Each voting Provision Person disclaims beneficial ownership of Common Shares held by each other Voting Provision Person.

                              (Page 2 of 51 Pages)

                                                                      APPENDIX A



        -------------------------------------------------------------------
                        Item 1                            Item 6
                       Names of                        Citizenship
                   Reporting Persons
        -------------------------------------------------------------------

         AALBREGTSE, R JOHN                     United States
         ABBERTON, DAVID A                      Australia
         ABBOSH, ODAY                           United Kingdom
         ABBOSH, OMAR                           United Kingdom
         ABELOW, ALLAN V                        United States
         ABIUSO, CARMELA A                      United States
         ABOOD, DAVID J                         United States
         ABRAHAMSEN, ANNE FOSS                  Norway
         ABRAHAMSSON, ANDERS B                  Sweden
         ADAMS, TERRY LEE                       United States
         ADELMAN, MICHELLE R                    United States
         ADKINS, KEDRICK D                      United States
         ADLER, PAUL JOHN                       United Kingdom
         ADMONIUS, TIMOTHY J                    United States
         ADRIAO, PAULA                          Portugal
         AERTS, KEES C                          The Netherlands
         AGNEW, THOMAS J                        United States
         AGUADO, JORGE                          Mexico
         AHLSTROM, SCOTT K                      United States
         AHMED, JAVED                           United Kingdom
         AHRENS, DARRIN E                       United States
         AKE, KENNET W                          United States
         ALAIRYS, TAMARA D                      United States
         AL-ANI, AYAD                           Germany
         ALBER, MICHAEL W                       United States
         ALBRIGHT, JEROME J                     United States
         ALBUQUERQUE, SEBASTIAO C G             Portugal
         ALCOBIA, JOSE JORGE                    Portugal
         ALCOVERRO, ALEJANDRO C                 Argentina
         ALFIERI, MICHAEL A                     United States
         ALGER, W CHRISTOPHER                   United States
         ALLABY, MARK J                         United Kingdom/Australia
         ALLAN, DAWN J                          Australia
         ALLAWAY, JONATHON R C                  Australia
         ALLEN, DAVID J                         United Kingdom
         ALLEN, CHRISTOPHER J                   United States
         ALLISON, MERYL A                       United States
         ALTIERO, SAMUEL F                      United States
         ALTMANN, ALEXANDRA                     Germany
         ALVARADO, RAUL EUGENIO                 United States
         ALVAREZ, ROBERTO                       Argentina
         AMADOR, JUAN E                         Spain
         AMBROSE, JANE F                        United States
         ANCLIEN, ROBERT A                      United States
         ANDERSEN, ARVE SOGN                    Norway
         ANDERSON, JAMES BURNES                 United Kingdom
         ANDERSON, MATTHEW J                    United States
         ANDERSON, ERIC A                       United States
         ANDERSON, BRETT B                      United States
         ANDERSON, DAVID LANGLEY                United States
         ANDERSON, STEPHEN J                    United States
         ANDES, GRANT                           United States
         ANDRE, ARNAUD                          France
         ANDREWS, JONATHAN S                    United Kingdom
         ANDREWS, JOHN R                        United Kingdom
         ANDREWS, GREG                          United States
         ANDREWS, DAVID M                       United States
         ANDREWS, DAVID G                       United States
         ANDRUS, GARTH R                        United States

                              (Page 3 of 51 Pages)

        ------------------------------------------------------------------
                        Item 1                            Item 6
                       Names of                        Citizenship
                   Reporting Persons
        ------------------------------------------------------------------
         ANGELASTRO, MARIO A                    Argentina
         ANMA, YUTAKA                           Japan
         ANSLINGER, PATRICIA                    United States
         ANSUSINHA, THEODORE                    United States
         ANTONIOLLI, DAVID A                    United States
         APREGAN, G CRAIG                       United States
         ARENBERG, THOMAS E                     United States
         ARJMAND, MASUD M                       United States
         ARKERI, SHEELA P                       Australia
         ARKY, MARGARET ELIZABETH               United States
         ARMITAGE, DUNCAN                       British West Indies
         ARMSTRONG, WILLIAM JOHN                Canada
         ARMSTRONG, IAN H                       Zimbabwe
         ARORA, SANDEEP K                       India
         ARRISON, JAMES W                       United States
         ARTHUR, IAN G                          United Kingdom
         ARTMAN, LES                            United States
         ARVANITIS, YANNIS S                    United States
         ASTALL, ELISABETH A                    United Kingdom
         ASTORIAN, JAMES A                      United States
         ASTRACHAN, MARCELO                     Brazil
         ATIHE, EDUARDO                         Brazil
         ATKINS, CHRISTOPHER G                  Australia
         ATKINSON, JOHN D                       United States
         ATTAR, GEORGE                          Canada
         AUBERT, OLIVIER                        France
         AUCHERE, HERVE                         France
         AUDIA, JOHN                            Canada
         AUMAN, KENNETH                         United States
         AUSTIN, MARY ELLEN                     United States
         AWAD, SAMUEL A                         United States
         AZHAR, AHMAD                           Malaysia
         AZUMA, SOICHI                          Japan
         BABA, AKIFUMI                          Japan
         BACIC, CHRIS J                         United States
         BACON, SYLVAIN                         Canada
         BADOWER, MYRON R                       United States
         BAE, JAE-BONG                          Korea
         BAECKER, THOMAS P                      Germany
         BAIER, ANDREAS                         Germany
         BAILEY, JAMES E                        United States
         BAILEY, MARYLOU Y                      United States
         BAKER, ANN FRANCES                     United Kingdom
         BAKER, W KENT                          United States
         BAKER, CHRISTOPHER M                   United States
         BAKSHI, ANIL R                         United States
         BALAGUER, ELLEN M                      United States
         BALASUBRAMANIAN, SUBRAMANIAM           Australia
         BALDWIN, KENNETH WAYNE                 United States
         BALL, CHARLES                          Peru/France
         BALLESTEROS, JORDI                     Spain
         BAN, MUNEATSU                          Japan
         BANERJEE, PRADIP K                     United States
         BARANCOURT, JEROME                     France
         BARBA, RANDOLPH CARY                   United States
         BARBOUR, CHRISTOPHER E                 Australia
         BARBOZA, SILVIO L                      Brazil
         BARDEN, THOMAS D                       United States
         BARNARD, RODERICK E                    Australia
         BARNES, NIGEL                          United Kingdom
         BARNES, ALAN H                         United States
         BARNETSON, IAN                         United Kingdom
         BARRINGER, C KEITH                     United States
         BARRY, THOMAS BRENDAN                  United Kingdom
         BARTELS, RACHAEL M J                   United Kingdom

                              (Page 4 of 51 Pages)

        ------------------------------------------------------------------
                        Item 1                            Item 6
                       Names of                        Citizenship
                   Reporting Persons
        ------------------------------------------------------------------
         BARTH, MANFRED E                       Germany
         BARTON, MICHAEL P                      United States
         BARTON, TROY B                         United States
         BARUCH, DAVID B                        United States
         BASS, CHRISTY G                        United States
         BASSON, KOOS M                         South Africa
         BATISTA, MARTHA J                      United States
         BATTISTONI, KATHY L                    United States
         BAUGHN, JOHN B                         United States
         BAUMANN, PETER                         Germany
         BAUMGARTNER, CHRISTIAN                 Switzerland
         BEADLE, LOREN G                        United States
         BEADLE, NATHAN E                       United States
         BEAN, SALLY                            South Africa/Italy
         BEAN, RICHARD A                        United States
         BEATON, MARK                           United Kingdom
         BEBBINGTON, DAVID A                    United Kingdom
         BECKER, TIMOTHY A                      United States
         BEDELL, EILEEN H                       United States
         BEDI, ARJUN                            United States
         BEECH, JEFFREY A                       United States
         BEENE, STEVEN D                        United States
         BEG, JEFFREY I                         United States
         BEGGS, RICHARD O                       United States
         BELL, JOHN T                           South Africa/United Kingdom
         BELL, MICK A                           United Kingdom
         BELL, ROYCE MICHAEL JAMES              United Kingdom
         BELL, PHILLIP J                        United States
         BELL III, WILLIAM M                    United States
         BELL JR, THOMAS ROWE                   United States
         BELLAMIT, PHILIPPE                     France
         BELLANTE, NANCI D                      United States
         BELLAS, PETER C                        United States
         BELTRAN, GREGORY D                     United States
         BENGTSSON, BJORN ERIK                  Sweden
         BENITEZ, JORGE L                       United States
         BENORE, MICHAEL J                      United States
         BENRAIS, KARIM A                       France
         BENSON, LA CINDA S                     United States
         BENTON, DANIEL MARK                    United Kingdom
         BENZECRY, OLIVER J                     United Kingdom
         BERENS, MICHAEL M                      United States
         BERG, SCOTT D                          United States
         BERGMAN, ERNST-JAN                     The Netherlands
         BERGMUELLER, FRANZ                     Germany
         BERNASKI, MICHAEL J                    United States
         BERO, BRET H                           United States
         BERRY, GIANCARLO N                     Brazil
         BERRY, LARRY J                         South Africa
         BERRY, RANDALL E                       United States
         BERTHON, BRUNO                         France
         BERTO, J DOUGLAS                       United States
         BERTON, ROBERT M                       United States
         BERVOETS, MARC F                       Belgium
         BESSE, JONATHAN F                      United States
         BHANAP, RICHARD G                      United Kingdom
         BHANSALI, UDAY                         India
         BIEBER, DAVID L                        United States
         BIENZ, PIUS                            Switzerland
         BILL, HOLGER                           Germany
         BILLET, CHRISTIAN                      France
         BILLINGTON, NICHOLAS                   United Kingdom
         BIRD, ADRIAN RICHARD                   United Kingdom
         BISCAY, GILLES                         France
         BLACKADDER, PETER NIGEL                United Kingdom
         BLADON JR, JOHN                        United States

                              (Page 5 of 51 Pages)

        ------------------------------------------------------------------
                        Item 1                            Item 6
                       Names of                        Citizenship
                   Reporting Persons
        ------------------------------------------------------------------
         BLAIR, ALASTAIR MURRAY                 Ireland
         BLAKE, GREGORY KEITH                   United States
         BLAKEY, TONY                           United Kingdom
         BLAKEY, ROBERT V                       United States
         BLANCHARD, ANDREW J                    United States
         BLANDIN, ARNAUD                        France
         BLANKENSHIP, DANA BETH                 United States
         BLENNERHASSETT, LEO                    Ireland
         BLOCH, ANDREW DAVID                    United States
         BLOM, HENDRIK JAN                      The Netherlands
         BLOMFIELD, JAMES                       Australia
         BLOOM, WILLIAM A                       United States
         BLOWER, NIGEL                          United Kingdom
         BLUMBERG, DAVID L                      United States
         BOATH, DAVID D                         United Kingdom
         BOELENS, PIETER W                      The Netherlands
         BOHM, LARS A                           Sweden
         BOITEL, CHRISTOPHE                     France
         BOKOBZA, JEAN PIERRE                   France
         BOLDRINI, FERNANDO JIMENEZ             Brazil
         BOLSTAD, MARTIN FUHR                   Norway
         BOLTON JR, JAMES RICHARD               United States
         BONGER, VALENTIJN                      The Netherlands
         BONIZZATO, SAULO L                     Brazil/Italy
         BOONE, H KEITH                         United States
         BORELL, MARTIN H                       United States
         BOREN, CODY                            United States
         BOSCHE, PIERRE                         France
         BOSMA, RODNEY D                        United States
         BOSMANN, JACOB P                       The Netherlands
         BOUDREAU, MARK                         Canada
         BOUDREAU, TIMOTHY MICHAEL              United States
         BOUDVILLE, ALBERT R                    Malaysia
         BOUEILH, PHILIPPE                      France
         BOULANGER, PAUL A                      United States
         BOULGER JR, RICHARD V                  United States
         BOURKE, WILLIAM THEODORE               United States
         BOUSHKA, MICHAEL E                     United States
         BOVA, MICHAEL A                        United States
         BOWLER, JAMES T                        United States
         BOWMAN, MICHAEL L                      United States
         BOYLE, DAVID M                         Australia
         BOYSEN, JOERG                          Canada
         BOZARTH, MICHAEL D                     United States
         BOZZELLA, KIM LADOTA                   United States
         BRADLEY, BRENDAN WALSH                 United States
         BRADY, NIGEL P                         United Kingdom
         BRADY, SCOTT                           United States
         BRAECKMANS, KAREN M                    Belgium
         BRAKELEY III, HARRY H                  United States
         BRANDT, ROBERT S                       United States
         BRANNAN JR, DAVIS HINES                United States
         BRASH, CATRIONA M                      Australia
         BRASUELL, JUSTIN JOEL                  United States
         BRAUN, CHRISTOPHE                      France
         BRAY, SIMON P                          Australia
         BRAY, DONALD M                         United States
         BREEN, NINA L                          United States
         BREEN, W TERENCE                       United States
         BREENE, RICHARD TIMOTHY SIMMONS        United Kingdom
         BREMHORST, JAMES C                     United States
         BRENNAN, CHRISTOPHER                   Canada/United Kingdom
         BRESNAHAN, SUSANN F                    United States
         BRIEGER, DEBORA A                      United States
         BRIENZI, FRANK D                       United States

                              (Page 6 of 51 Pages)

        ------------------------------------------------------------------
                         Item 1                          Item 6
                        Names of                      Citizenship
                   Reporting Persons
        ------------------------------------------------------------------
         BRIGGS, JERRY H                        United States
         BRITSCHGI, EDGAR C                     Switzerland
         BROCKEN, MARCO P                       The Netherlands
         BROCKLESBY, CHRIS                      United Kingdom
         BRODA, RANDY A                         Canada
         BRODWIN, DAVID R                       United States
         BRODY, RACHEL R                        United States
         BRONFMAN, MARK C                       United States
         BROOKS, ZACHARY R                      United States
         BROSNAN, MAUREEN L                     United States
         BROWER, RICHARD L                      United States
         BROWN, DAVE                            United Kingdom
         BROWN, FRED W                          United States
         BROWN, THOMAS C                        United States
         BROWN, CHARLES PATRICK                 United States
         BROWN, WILLIAM C                       United States
         BROWN, STEPHEN T                       United States
         BROWN, MARTIN R                        United States
         BROWNELL, MICHAEL P                    United States
         BROYDEN, CHRIS                         United Kingdom
         BRUEHL, TERRY L                        United States
         BRUGGER, WOLFGANG                      Germany
         BRUGIDOU, ANTOINE                      France
         BRUNI, MARK J                          United States
         BRYANT, MARK G                         United Kingdom
         BRYCE, GLENN H                         Canada
         BRYDON, THOMAS E                       United States
         BRZEZICKI, PETER S                     United States
         BUESCH, THOMAS                         Germany
         BUGGE, VINCENT E                       United States
         BUMSTEAD, JON CULVER                   United Kingdom
         BURCKHARDT, CHRISTOPHER J              United States
         BURGESS, PAUL A                        United Kingdom
         BURKE, THOMAS M                        United States
         BURKE, JOHN B                          United States
         BURNS, BRIAN S                         United States
         BURNS, ANN V                           United Kingdom
         BURNS, STEVEN ROBERT                   United States
         BURROWS, DARREN                        United Kingdom
         BURTON, CHRISTOPHER T                  United States
         BUSBY, KHAN                            United Kingdom
         BUTCHER, THOMAS L                      United States
         BUTKOW, CLIVE J                        South Africa
         BUTLER, SCOTT T                        Ireland
         BUTLER, SUSAN B                        United States
         BYANNA, VIDYA S                        United States
         BYRNE, KENNETH                         Ireland
         CABAY, MICHAEL A                       United States
         CABLE, BRAD P                          Australia
         CAINE, MICHAEL L                       United States
         CALBY, DOUGLAS H                       United States
         CALLAHAN, JOHN G                       United States
         CALLAWAY, PETER C                      Australia
         CALLET, SERGE E                        France
         CALLOWAY, ROBERT M                     United States
         CALVIN, PAUL D                         United States
         CAMPAGNA, MARIE T                      United States
         CAMPBELL, NICHOLAS Y                   United States
         CAMPBELL, LISA L                       United States
         CANNING, JAMES EDWARD                  Canada
         CANTARERO, JOSE MANUEL                 Spain
         CANTWELL, PAUL LONAN                   Ireland/United Kingdom
         CAPLAN, LISA L                         United States
         CARAMONTA, DARRIN J                    United States
         CARDWELL, TERRY L                      United States
         CARLILL, CERI                          United Kingdom

                              (Page 7 of 51 Pages)

        ------------------------------------------------------------------
                         Item 1                          Item 6
                        Names of                      Citizenship
                   Reporting Persons
        ------------------------------------------------------------------
         CARMINATI-RABASSE, ARMELLE             France
         CARNAHAN, KEVIN                        United States
         CARNEY, WILLIAM JOHN                   United States
         CARRIGAN, CHRIS                        United Kingdom
         CARRIZO, EDUARDO                       Argentina
         CARROLL, GREG JOHN                     Australia
         CARSON, VISDA M                        United States
         CARTER, CHARLES W H                    United Kingdom
         CARTHY, STUART GRAHAM                  United Kingdom
         CARTWRIGHT, DAVID                      United Kingdom
         CARTWRIGHT, PAUL                       United Kingdom
         CASTER, GREGORY P                      United States
         CASTLE, ROBERT J                       United States
         CATER, BARENT W                        United States
         CATLETT, JOHN M                        United States
         CAVALIERO, JOHNNY J                    United States
         CAVENAUGH, DANIEL L                    United States
         CERDAN, RICARDO M                      Argentina
         CERNY, KEITH JOSEPH                    United States
         CHALABY, CHERINE MOHSEN                United Kingdom
         CHALIFOUX, MARTIN                      Canada
         CHAN, FOO TUCK                         Malaysia
         CHAN, DANIEL HIOK KHIANG               Malaysia
         CHANG, MIN X                           United States
         CHANG, RICHARD A                       United States
         CHAPIN, LLOYD W                        United States
         CHAPMAN, ERIC                          United States
         CHAPPELL, GAVIN JOHN                   United Kingdom
         CHARVET, CHRISTIAN                     France
         CHAUFFARD, PHILIPPE C                  France/Switzerland
         CHAVES, JOSE MARCOS                    Brazil
         CHEE, LAI YONG                         Singapore
         CHEESE, PETER AYRTON                   United Kingdom
         CHEN, DAVID M                          United States
         CHEN, JODI M                           United States
         CHENELLE, JOSEPH D                     United States
         CHENG, WILLIE J H                      Singapore
         CHERNIK, TODD A                        United States
         CHESTNUT, GREGORY P                    United States
         CHEW, ROBERT                           Singapore
         CHI, YOUNGCHO                          Korea
         CHILDS, RICHARD A                      United Kingdom
         CHING, YEW CHYE                        Malaysia
         CHIU, PAUL C                           United States
         CHO, BUM-COO                           Korea
         CHONG, CHUAN NEO                       Malaysia
         CHOONG, TUCK OON                       Malaysia
         CHOW, TONG FUL                         Malaysia
         CHOWLA, MANOJ                          United States
         CHRISTIN, SERGE E                      France
         CHRISTOU, ALEX                         United Kingdom
         CHUNG, MICHAEL H                       United States
         CLANCY, J ANTHONY                      United States
         CLARK, RICHARD P                       United States
         CLARK, BRIAN A                         United States
         CLARKE, ANDREW                         Australia
         CLAUSER, ROBERT C                      United States
         CLAUSSEN, THOMAS                       Germany
         CLEMENT, ROBERT C                      United States
         CLEMENTS, STEWART ROBERT               United Kingdom
         CLIFFORD, TIM                          United Kingdom
         CLIMIE, KEN G                          British West Indies
         CLINE, MITCHELL R                      United States
         CLINE, WILLIAM F                       United States
         CLINTON, DAVID R                       United Kingdom
         COATES, LARRY L                        United States

                              (Page 8 of 51 Pages)

        ------------------------------------------------------------------
                         Item 1                          Item 6
                        Names of                      Citizenship
                   Reporting Persons
        ------------------------------------------------------------------
         COFFEY, JOHN L                         United States
         COLE, MARTIN I                         United States
         COLELLA, SERGIO                        France
         COLEMAN, MARK T                        Canada
         COLEMAN, COLLEEN K                     United States
         COLEMAN, JAMES B                       United States
         COLLINS, MICHAEL J                     United States
         COLLINS, MICHAEL F                     United States
         COLLINSON, SHAWN                       United Kingdom
         COLOMINA, RAMON                        United States
         COMERFORD, JOELLIN                     United States
         CONDON, MICHAEL G                      United States
         CONFORTI, DANIEL F                     Argentina
         CONLEY, IAN                            United Kingdom
         CONVEY, STEVEN G                       anada
         COOK, NORMAN JAMES                     United Kingdom
         COOPER, DAVID S                        United States
         COPACINO, WILLIAM C                    United States
         COPPE, GRIEG W                         United States
         CORA, MARCELO G                        Argentina
         CORCORAN, MARIAN                       Ireland
         CORLESS, KENNETH                       United States
         CORNELIUS, CRAIG B                     United States
         CORNELIUS, RICHARD D                   United States
         CORREIA, TEUTLY                        Brazil
         COSTELLO, NANCY R                      United States
         COSTELLO, MICHAEL J                    United States
         COTE, BRIAN M                          United States
         COTTEY, PAUL T                         United States
         COUGHLAN, ANTHONY G                    United States
         COUGHLIN, RICHARD J                    United States
         COUGOUL, JEAN LOUIS                    France
         COURTNEY, PETER ROGER                  United Kingdom
         COURTNEY, CORY H                       United States
         COVILLE, BENOIT                        France
         COWAN, CHRISTOPHER M                   United Kingdom
         COYLE, DAVID W                         United States
         CRABTREE, TERESA S                     United States
         CRAIG, PAMELA J                        United States
         CRANLEY, THOMAS A                      United States
         CRANOS, CONSTANCE A                    United States
         CRAVER, JON D                          United States
         CREEDON, PATRICIA                      Ireland/United States
         CRENNAN, KAREN                         United States
         CRETOT, PASCAL                         France
         CROCITTO, FRANK D                      United States
         CROISSANT, HANS-JUERGEN                Germany
         CROOK, PAUL                            United States
         CROSBY, PHIL J                         United States
         CROTHERS, WILLIAM                      United Kingdom
         CROW, DAVID A                          United States
         CROWLEY, JAMES D                       Ireland
         CRUDELE, JORGE                         Argentina
         CRUZ, RITA FRANCISCA S                 Philippines
         CUDDIHEY, ALDEN                        Canada
         CULP, STEVEN R                         United States
         CUMBY, SCOTT G                         United States
         CUNNINGHAM, JOHN EDWARD                United States
         CURRAN, DAVID T                        Australia
         CURTIS, ANDREW R                       United Kingdom
         CURTIS, GARY A                         United States
         CUSACK, CARRIE L                       United States
         CUSANO JR, JOHN MICHAEL                United States
         CUTRONA, SALVATORE MICHAEL             United States
         DAHLE, DAVID R                         United States
         DAHLHEIM, PAUL-MICHAEL                 Germany

                              (Page 9 of 51 Pages)

        ------------------------------------------------------------------
                         Item 1                          Item 6
                        Names of                      Citizenship
                   Reporting Persons
        ------------------------------------------------------------------
         DAILEY, JAMES J                        United States
         DALTON, PIERRE L                       South Africa
         DALY, GER M                            Ireland
         DAMIANI, DENISE                        Italy/Brazil
         DANDRIDGE, WILLIAM W                   United States
         D'ANGIOLINO, RAFFAELLA                 Italy
         DANIELSEN, BJORN IVAR                  Norway
         DARBY, MARGARET HARRISON               United States
         DARLAND, DANIEL W                      United States
         DARMAN, GHAZALI                        Malaysia
         DARNEAU, PHILIPPE H                    France
         DAUGHERTY, PAUL R                      United States
         D'AVANZO, ROBERT LEWIS                 United States
         DAVENPORT, THOMAS H                    United States
         DAVID, MICHAEL R                       United States
         DAVIDOW, ROBERT                        United States
         DAVIDSON, FRITHA A                     South Africa
         DAVIDSON, DAVID A                      United States
         DAVIES, COLIN K                        Canada
         DAVIN, CHRISTOPHER P                   United States
         DAVIS, JON PHILIP                      United Kingdom
         DAVIS, JOHN E                          United States
         DAVIS, JEFFREY J                       United States
         DAVIS, MARY CATHERINE                  United States/British
         DAVIS, JR, JOSEPH E                    United States
         DAWSON, KENNETH C                      United States
         DAY, DAVID W                           United States
         DE BLAUWE, ERIC                        France
         DE BOER, HANS                          The Netherlands
         DE SNOO, IAN ROSS                      United Kingdom
         DE WITH, PIETER W                      The Netherlands
         DEAN, PAUL J                           Australia
         DEBLAERE, JOHAN G                      Belgium
         DECATUR III, IRVING CHASE              United States
         DEFFARGES, ETIENNE H                   United States
         DEGENER, HEINRICH                      Germany
         DEITCHER, CHERYL L                     United States
         DE-JONG, ANTONY                        Australia
         DEJONGH, LAMAE ALLEN                   United States
         DE-KEGEL, MARC O                       Belgium
         DEL SANTO, JOHN L                      United States
         DELAIDE, PHILIPPE                      France
         DELAPORTE, VINCENT                     France
         DELATTRE, ALLEN J                      United States
         DELEON, ANTHONY J                      United States
         DELESALLE, MARC P                      United States
         DELHAYE, CATHERINE                     France
         DELORME, PASCAL A                      France
         DEL-ROSARIO, JAIME G                   Philippines
         DELVES, ROBERT HOWARD                  United States
         DEMAREST, STEPHEN M                    United States
         DEMARIA, REGIS                         France
         DEMAY, BRIAN C                         United States
         DEMPSEY, STEPHEN J                     British West Indies
         DENIAU, JEAN-MARC                      France
         DENNER, ROBERT W                       United States
         DENNIS, GREGORY C                      United States
         DENNIS, MICHAEL A                      United States
         DE-RIDDER, YVONNE B                    The Netherlands
         DERRICK, R DOUGLAS                     United States
         DERSY, FABRICE                         France
         DERYCKERE, KOEN D                      Belgium
         DESCAMPS, DIDIER                       France
         DESCHAMPS, DAVID                       France
         DETELICH, MARK A                       United States
         DETTLING, DREW S                       United States

                             (Page 10 of 51 Pages)

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      Item 1                               Item 6
     Names of                           Citizenship
Reporting Persons
------------------------------------------------------------------
DEUTSCHMAN, SCOTT B                    United States
DE-VILLIERS, FRIKKIE                   South Africa
DE-WATTEVILLE, JAMES                   United Kingdom
DE-WINTER, GERT M                      Belgium
DEWITTE, JAN L                         Belgium
DICAPRIO, JAMES R                      United States
DICKEY, JAMES M                        United States
DICKEY, ALEXANDER P                    United States
DICKOFF, MICHAEL C                     United States
DIEMER, OTTO                           Germany
DIEPERINK, GUIDO H                     The Netherlands
DIETRICH, DAVID R                      United States
DIGIORGIO, CHRISTOPHER S               United States
DIK, ROGER W                           United States
DILLINGHAM, FRASER M                   United Kingdom
DILULLO, STANLEY                       United States
DINEEN, KENNETH S                      United States
DINKIN, DAVID LEWIS                    United Kingdom
DINSMORE, EARLE R                      United States
DIOGUARDI, SARA J                      United States
DISPENZIERE, GLENN J                   United States
DIXON, GRANT R                         Australia
DIXON, KEVIN J                         Australia
DOBLADO, LUCRETIA D                    United States
DOBSA, MAREK                           Czech Republic
DODGE, WARREN J                        United States
DOERR, DOUGLAS R                       United States
DONALD, ALISTAIR A                     United Kingdom
DONNELLAN, MICHAEL ANDREW              United Kingdom
DONNELLY, CHRISTOPHER P                United States
DONOHUE, ARLENE E                      United States
DONOHUE, MICHAEL T                     United States
DONOHUE, JAMES C                       United States
DOOCEY, TONY                           United Kingdom
DOOLEY, KEVIN J                        United States
DOOLEY, ROGER MAYER                    United States
DORAN, NIALL PETER                     Ireland
DOWNEY, CHRISTOPHER J                  United States
DOWNIE, JOHN MARTIN                    Australia/United Kingdom
DOYLE, MICHAEL B                       United States
DRAKE, JOHN F                          United States
DRAPER JR, WILLIAM CHRISTOPHER         United States
DRAYER, JAMES F                        United States
DRIESSEN, MICHEL                       The Netherlands
DRIGGS II, WOODRUFF W                  United States
DRISCOLL, MARLA J                      United States
DRUCKER, REID S                        United States
DRUZGALA, TIMOTHY D                    United States
DUARTE, VITOR CARLOS N                 Portugal
DUELKS, ROBERT N                       United States
DUFFY, MICHAEL G                       Ireland
DUFFY, STEPHEN ANTHONY                 United Kingdom
DUGAN, JOHN D                          United States
DULL, STEPHEN F                        United States
DUMAINE, JEROME C                      France
DUNAWAY, MARK WAYNE                    United States
DUNBAR, TODD A                         United States
DUNCAN, PETER T                        United States
DUNCAN, GARY A                         United States
DUNNE, THOMAS J                        United States
DUPONT, ANNE TERESA                    United States
DURDAN, DAVID BOYD                     Canada
DUROCHER, JOHN F                       United States
DVOROCSIK, ANDREW JAMES                United States
DYER, ANN G                            United States

                              (Page 11 of 51 Pages)

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      Item 1                               Item 6
     Names of                           Citizenship
Reporting Persons
------------------------------------------------------------------
DYER, BARRY C                          United States
DYER, LLOYD H                          United States
DZIAK, JACK                            United States
EASTON, ROBERT J                       Australia
EASTON, RICHARD C                      United States
EATON, PHILIP ANTHONY                  United States
ECKLUND, TERRY R                       United States
EDELBLUT, JOHN G                       United States
EDMONDS, GILES A                       United Kingdom
EDWARDS, W MARK                        United Kingdom
EDWARDS, MATTHEW J                     United Kingdom
EDWARDS, NICHOLAS HUW                  United Kingdom
EDWARDS, STEVEN G                      United States
EFFLER, PETER J                        United States
EGAN, MICHAEL E                        United States
EGAWA, ATSUSHI                         Japan
EGERLAND, JENS C                       Germany
EGLY, TRACI D                          United States
EHRHART, JAMES M                       United States
EICHMANN, DON A                        United States
EISENFELDER, SCOT K                    United States
ELEOFF, MARK N                         Canada
ELLINGSEN, JOHN ERIK                   Norway/United Kingdom
ELLIOTT, J DEAN                        United States
ELLIS, VERNON J                        United Kingdom
ELLIS, JAMES M                         United States
ELRON, DAN H                           United States
EL-SAADANI, AMR                        Germany
EMBREE, HARVEY RICHARD                 United States
EMERSON, RICHARD J                     Australia
EMERY, RICHARD P                       Australia
EMPSON, ALISON J                       United Kingdom
ENGEL, JOHN F                          United States
ENGELS, CHRISTIAN                      Germany
ENGGIST, MARKUS                        Switzerland
ENGLAND, SIMON JOHN                    United Kingdom
ENGLERT, BRADLEY G                     United States
ENGLISH, RICHARD J                     United States
ENGLISH, DAVID J                       United States
ENGOIAN, MICHAEL H                     United States
ENJOLRAS, MARC                         France
ERICKSON, ROBERT                       United States
ERICKSON, JOSEPH R                     United States
ERNST, MARK D                          United States
ESPARRAGO, PETER P                     United States
ETHELSTON, MIKE                        United Kingdom
ETHEREDGE, JAMES O                     United States
ETMAN, LEONARDUS J G                   The Netherlands
ETTEL, WOLF HENNING                    Germany
EUWE, MARK J                           The Netherlands
EVANS, NICK PETER                      United Kingdom
EVERSON, PHILLIP G                     United Kingdom
EVERSON, CRAIG R                       United States
EYMERY, PASCAL                         France
FABRE, GILLES                          France
FAGALDE, LOUIS                         France
FAGERLIE, ANNE-CECILIE                 Norway
FAIR, DEON B                           United States
FALCAO, JAIME                          Portugal
FALL, ROBIN D                          United States
FALTZ, JEAN                            Luxembourg
FAMULLA, RAINER M                      Germany
FANGUY, JOHN S                         United States
FARINAS, VICTOR MARCELINO              United States
FARINI-QUARTARA, EMANUELE              Italy
FARMER, JAMES R                        United States

                             (Page 12 of 51 Pages)

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      Item 1                               Item 6
     Names of                           Citizenship
Reporting Persons
------------------------------------------------------------------
FARRINGTON, GEORGE L                   United States
FAVRE, DONAVON J                       United States
FECKO, W MICHAEL                       United States
FEKRAT, NORMAN D                       United States
FELDMANN, ALAN R                       United States
FEREZIN, LUIZ C                        Brazil
FERGUSON, MARTIN                       United States
FERGUSON JR, GLOVER T                  United States
FERNANDEZ, ANTONIO L                   Peru
FERNANDEZ, MARCOS A                    United States
FERNANDEZ-PERDIZ, JOSE FRANCISCO       Spain
FERNEYHOUGH, STEPHEN DAVID             United Kingdom
FEVANG, PAL K                          Norway
FIGUEIRIDO, DANIEL V                   Argentina
FIKSE, EDDY J                          United States
FILEWYCH, CHARLES L                    Canada
FINDLAY, CHARLES BOYD                  United Kingdom
FINK, GARY S                           United States
FINNEGAN, TIMOTHY M                    United States
FIORENZA, ALAN M                       United States
FISCHER, REINER                        Germany
FISCHER, THOMAS S                      United States
FISHMAN, KENNETH A                     United States
FITZGERALD, GARY J                     Australia
FJORNES, ERIK                          Norway
FLAKE, JENNIFER V                      United States
FLECK, MARIO                           Brazil
FLEDEL, EBERHARD M                     Germany
FLEMING, MARK DOUGLAS                  United States
FLINT, ADRIAN RUBEN                    Argentina
FLOETHER, KARL-HEINZ                   Germany
FLOWERS, JAMES E                       United States
FLYNN, STEPHEN M                       United States
FOO, JUNG WEI                          Singapore
FOONG, MICHAEL S                       Malaysia
FORBES, CHARLES SCOTT                  United States
FORD, GILL                             United Kingdom
FOREHAND, JOE W                        United States
FORMANEK, KAY N                        The Netherlands
FORTES, MARCELO C                      Brazil
FOSNACHT, FRED M                       United States
FOSTER, MARK                           United Kingdom
FOSTER, DREW W                         United States
FOWLER, STEPHEN R D                    United Kingdom
FOX, MICHAEL C                         United States
FOX, THOMAS K                          United States
FRAMIL, LEONARDO J                     Brazil
FRANZ, PETER H                         South Africa
FRATTO-ROWE, MARY                      United States
FRAZIER, ALBERT H                      United States
FRECH, TODD N                          United States
FREDRIKSEN, PER INGVALD                Norway
FREELAND, JOHN G                       United States
FREEMAN, STEVEN M                      United States
FRERICHS, ROBERT N                     United States
FRIEDMAN, MICHELE K                    United States
FRIEDMAN, JOEL P                       United States
FRISCH, ROBERT STEVEN                  United States
FRISTAD, SIGURD                        Norway
FROEHLICH, BRUCE P                     United States
FRY, JAMES G                           United States
FUJII, MIKIO                           Japan
FUKUZAWA, KO                           Japan
FULTON, W COLIN                        United States
FUNKEN-LUCE, ANITA                     Germany

                             (Page 13 of 51 Pages)

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      Item 1                               Item 6
     Names of                           Citizenship
Reporting Persons
------------------------------------------------------------------
FURPHY, D WAYNE                        Zimbabwe
FURUSAWA, HIRONOBU                     Japan
GABLE, DIETER G                        United States
GACH, ROBERT P                         United States
GADOL, ELENA                           France
GAILEY, MICHAEL L                      United States
GAJREE, PUNITA                         United Kingdom
GALAMBA-DE-OLIVEIRA, JOSE              Portugal
GALBRAITH, ARCHIE                      United Kingdom
GALBRAITH, JEFFERY A                   United States
GALGOCZI, ANDREA                       Australia/Hungary
GALLAGHER, J TERENCE                   Ireland
GALLANT, KELLY P                       Canada
GALLEY, JEAN-YVES                      France
GANNON, THOMAS M                       United States
GAN-NYAP-LIOU, LARRY                   Malaysia
GAPUTIS, THOMAS C                      United States
GARCIA, JERRY MARTIN                   Canada
GARCIA, PEDRO JOSE                     Venezuela/Spain
GARDINER, ALAN M                       Australia
GARFINKEL, DOUGLAS F                   United States
GARGAS, RANDALL EDWARD                 United States
GARRICK, ANDREW THORBURN               United Kingdom
GARTSIDE, DAVID                        United Kingdom
GASC, JEAN-FRANCOIS E                  France
GATEWOOD, JENNIFER A                   United States
GATIGNOL, LAURENT                      France
GATTERMEYER, WOLFGANG                  Austria
GATTORNA, JOHN L                       Australia
GAUDET, III, ALLEN J                   United States
GAUTHIER, ERIC M                       France
GAVIGAN, MICHAEL A                     United States
GAZANEGO JR, MARIO                     Brazil
GAZAY, XAVIER A                        France
GEAR, SUSIE                            British
GEARHART, JAMES W                      United States
GEE, TERRENCE M                        United States
GEISE, AUGUST W                        United States
GELLE, MARC                            France
GEMIN, LOUANNE                         Canada
GENESINI JR, SILVIO JOSE               Brazil
GENUINI, BENOIT                        France
GEORGE, PHILIP A                       United Kingdom
GERLACH, JUERGEN                       Germany
GERSHMAN, ANATOLE V                    United States
GETTO, JOSEPH D                        United States
GEURDEN, WIM L                         Belgium
GHERING, HAROLD A                      United States
GIBBS, ROBERT C                        British
GIBSON, IAN S                          Australia
GIELEN, ROELAND                        Belgium
GIERLACH, DIRK                         Germany
GILCHRIST, TIM                         United Kingdom
GILCHRIST, STUART K                    United States
GILL, GUSTAVO                          Brazil
GILLEROT, OLIVIER JEAN                 Belgium
GILLESPIE, JOHN H                      United Kingdom
GILLET, DANIEL G                       Belgium
GILLETT, ANDREW LEONARD                United Kingdom
GILRAIN, MARK J                        United States
GINSBURG, LYLE D                       United States
GINTER, BRETT ALLEN                    United States
GIOMETTI, MARK C                       United States
GIRARD, OLIVIER                        France
GISSLER, D NEIL                        United States
GIST, ERIC P                           United States

                              (Page 14 of 51 Pages)

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         Item 1                                 Item 6
        Names of                              Citizenship
    Reporting Persons
---------------------------------------------------------------
GITH, THOMAS                           Germany
GJEMDAL, EIVIND                        Norway
GLASMACHER, IRMGARD                    Germany
GLASS, BART H                          United States
GLASSBERG, ANDREW MARK                 United States
GLEICHENHAUS, BARRY A                  United States
GO, QUNG W                             United States
GODINHO, MANUEL M                      Portugal
GOEBEL, MARK C                         United States
GOERNER, MICHAEL                       Germany
GOH, AIK MENG                          Malaysia
GOH, LIN PIAO                          Malaysia
GOIS, EDUARDO A                        Portugal
GOLDEN, RICHARD J                      United States
GOLDING, DAVID                         United Kingdom
GOLDMAN, MAX S                         United States
GOLDSON, DAVID S                       United States
GOMES, JOSE                            Portugal
GONCALVES, ROGER                       France
GOODMAN, JOHN B                        United States
GOODSON, MICHAEL D                     United States
GOODWIN, C ERICKSON                    United States
GOODYEAR, MARK V                       United Kingdom
GOPAL, SANJAY                          India
GORDON, GRAEME D                       Canada
GORDON, WILLIAM M                      United Kingdom
GORDON, NOEL A                         United Kingdom
GOSDA, PAMELA J                        United States
GOSLING, PAUL                          British
GOSSAGE, WALTER G                      United States
GOSSAGE, JAMES F                       United States/France
GOTO, HIROSHI                          Japan
GOURBAT, HUGUES U                      France
GOURGEY, WILLIAM E                     United States
GOUTALLIER, VINCENT                    France
GOWDY, JOHNNY EDWARD                   United Kingdom
GOWLAND III, RUSSELL HERBERT           United States
GRACY, MARY BETH                       United States
GRAF, ROLF                             Switzerland
GRAHAM, GEOFFREY S                     United States
GRAHAM, DAVID CHARLES                  United States
GRAINGER, RAYMOND E                    United States
GRATTO, STEVEN E                       United States
GRAZIOSI-FINE, GINA                    United States
GREEN, DOUGLAS ARTHUR                  United States
GREEN, WILLIAM D                       United States
GREENBERG, CATHY L                     United States
GREENBERG, MARK E                      United States
GREENHALGH, PAUL V                     Australia
GREER, CHRISTOPHER M                   United States
GREGOR, SHAWN T                        Canada
GREINER, THOMAS R                      United States
GRETEMAN, DANIEL G                     United States
GRIMSLEY  JR, JAMES C                  United States
GRISON, ERIC                           France
GROENEWOUD, ANJA H                     The Netherlands
GROHS, SIEGFRIED                       Germany
GRONLI, ROY                            Norway
GROOT, PETER DE                        The Netherlands
GROSSI, BRUNO                          France
GRUBB, DAVID M                         United States
GRUBY, BRADFORD S                      United States
GRUZIN, TREVOR J                       South Africa
GUHEEN, MICHAEL F                      United States
GUILLEMYN, FRANK R                     Belgium
GUITTAT, PHILIPPE                      France

                             (Page 15 of 51 Pages)

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        Item 1                             Item 6
        Name of                           Citizenship
      Reporting Persons
----------------------------------------------------------------
GUNAPRIYA, BHRA EKA                    Indonesia
GUPTA, A J                             United States
GUTHRIDGE, GREGORY S                   United States
GUTKOWSKI, STANLEY JOSEPH              United States
GUTMAN, GENE A                         United States
GUYAN, G VICTOR                        United States
GYLDEN, JAMIE J                        United States
HAARMANN, GUIDO                        Germany
HABERMAN, JACK B                       United States
HADEN, ANN KATHERINE                   United States
HAERTLING, GREG L                      United States
HAGARTY, SEAN M                        United States
HAGGART, RICHARD B                     United States
HAGSTROM, JON E                        United States
HAHN, SCOTT M                          United States
HAJJAR, FRED G                         United States
HAKANEN, JOUNI                         Finland
HALABE, DAN JOEL                       United States
HALABURT, GEOFFREY M                   United States
HALE, TIMOTHY A                        United States
HALL, JAMES D E                        United Kingdom
HALLIN, BRADLEY D                      United States
HALVERSON, MARK A                      United States
HAMILTON, SIMON JAMES WILFRID          United Kingdom
HAMILTON, DONALD G                     United Kingdom
HAMILTON, JEFF                         United States
HAN, BONG-HOON                         South Korea
HANADA, NAOTO                          Japan
HANCY, ANTHONY C                       Australia
HANDLEY, JOHN E                        United States
HANKER, JENS                           Germany
HANLEY, KEVIN MATTHEW                  United Kingdom
HANLEY, THOMAS A                       United States
HANNA, BLAKE                           Canada
HANNA, ARTHUR                          United Kingdom
HANNA, MARC A                          United States
HANNOVER, PER                          Denmark
HANSEN, JESPER HOUGAARD                Denmark
HANSEN, HENRIK E                       Norway
HANSEN, NATHAN T                       United States
HANSON, DANA                           United States
HANSON, TIMOTHY A                      United States
HARBACH, F EDWIN                       United States
HARGREAVES, SIMON J                    United Kingdom
HARIDY, GASSER                         Greece
HARKLESS, CHARLES WALLER               United States
HARRELL, AUDREY R                      United States
HARRINGTON, JON                        United States
HARRIS, ALAN T                         United Kingdom
HARRIS, JAMES G                        United States
HARRIS, CHARLES L                      United States
HARRISON, SCOTT F                      United States
HARRISON, STEVEN B                     United States
HARRISON, MICHAEL JOSEPH               United States
HARTEMAYER, GREGG G                    United States
HARTIGAN, JEFFREY S                    United States
HARTLEY, M S                           United States
HARTLEY, CATHERINE A                   United States
HARTMAN, THOMAS J                      United States
HARTMANN, TERESA G                     Australia
HARTSHORN, LANCE P                     United States
HARTVICH, ANDREW G                     Canada
HARTWIG, THOMAS D                      Denmark
HASSEL, CAROLYN F                      United States
HASWELL, JOHN                          United States
HATANO, TORU                           Japan

                                (Page 16 of 51)

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           Item 1                                Item 6
          Names of                            Citizenship
     Reporting Persons
----------------------------------------------------------------
HATHORNE, SCOTT A                      United States
HATTON, TREVOR M                       British West Indies
HATZIDIMOULAS, LISSIMAHOS              Greece
HAUPT, STEPHAN                         Germany
HAUSER, MARC                           France
HAVILAND, KEITH FRANK                  United Kingdom
HAWKINS, JOHN STEWART                  United Kingdom
HAWN, MARK K                           United States
HAY, JOHN ANDREW                       Australia
HAY, GARY HOWARD                       Canada
HAY, ANDREW M                          United Kingdom
HAYES, JAMES G                         United States
HAYES, JAMES E                         United States
HAYWOOD, GARY JOHN                     United Kingdom
HEALEY, ALAN J                         United Kingdom
HEALY, DONAGH                          Ireland
HEALY, MICHAEL A                       United States
HEALY, THOMAS J                        United States
HEATH, H DARRYL                        United States
HECK, BERNHARD A                       Germany
HECKENBERGER, ULRICH                   Germany
HEDDENS, JAMES F                       United States
HEEMSKERK, PETER O                     The Netherlands
HEFFERNAN, GARY                        United Kingdom
HEGNER, NORBERT                        Germany
HEINEMANN, JORG G                      United States
HEISER, CRAIG H                        United States
HEISER, DAVID T                        United States
HEITZ, KEVIN G                         United States
HEMSTRITCH, JANE S                     Australia
HENDERSON, IAIN                        United Kingdom
HENDERSON, JOHN WAYNE                  United States
HENDRICKSON, JAMES C                   United States
HENRY, GRAHAM T                        Australia
HENRY, MICHAEL                         United States
HENSLEY, KIMBERLY D                    United States
HERBST, THOMAS                         Germany
HERMAN, GREGORY R                      United States
HERMANN, STEVEN W                      United States
HERNANDEZ, JAMES O                     United Kingdom
HERNANDEZ, JULIO J                     United States
HERSCH, DALE R                         United States
HERTZ, ELLEN J                         United States
HESELMANN, DIRK                        Germany
HESS, THOMAS H                         United States
HETHERINGTON, ROBERT W                 British
HEUBEL, KENNETH C                      United States
HEUKENSFELDT-JANSEN, IVO               The Netherlands
HEYNS, HERMAN R                        South Africa
HICKEY, ANDREW T                       United Kingdom
HICKLING, HARRY C                      Australia
HIELSCHER, CINDY L                     United States
HIGBIE, BILL                           United States
HIGGINS, MICHAEL K                     United States
HIGHBARGER, JOHN E                     United States
HILBERT, WILLIAM GUY                   United States
HILDEBRANDT, THOMAS A                  United States
HILL, RICHARD W                        United States
HILL, DAVID L                          United States
HILLEN, MARC J                         The Netherlands
HINTLIAN JR, JAMES TERRY               United States
HIOKI, KATSUSHI                        Japan
HITT, BRADLEY J                        United States
HODAK, GREG J                          United States
HODGE, MARK A                          United States
HODGETT, MARTIN H                      United States

                             (Page 17 of 51 Pages)

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            Item 1                            Item 6
           Names of                        Citizenship
      Reporting Persons
-------------------------------------------------------------
HODGSON, DAVID M                       United Kingdom
HODO, CHIKATOMO                        Japan
HOE, KAH SOON                          Malaysia
HOERRMANN, GEROLD                      Germany
HOFBAUER, THOMAS H                     Germany
HOFFMAN, JANET L                       United States
HOFFMAN, DAVID E                       United States
HOGAN, JOHN G                          Ireland
HOGAN, KEVIN P                         United States
HOGAN, PATRICK J                       United States
HOHNEN, ROBERT A                       Australia
HOLLAND, STEPHEN L                     United States
HOLLANDER, DAVID P                     United States
HOLLIS, JOHN CHARLES                   United Kingdom
HOLMAN, ANTHONY N                      Australia
HOLMES, PETER                          United Kingdom
HOLMES, BRADFORD RICKMAN               United States
HOLMES-WOODHEAD, SARA                  United Kingdom
HOLT, EDWIN DAVID                      United States
HOLTGREWE, KENT L                      United States
HOLTMANN, THOMAS                       Germany
HOLTSCHKE, BERNHARD                    Germany
HONG, MONTGOMERY ANDREW                United States
HONOHAN, JAMES P                       United States
HONTS, ROB W                           United States
HOOPER, STEVE J                        United Kingdom
HOPKINS, RAY                           Peru
HORGAN, MAUREEN S                      United States
HORIGUCHI, NOBUHISA                    Japan
HORTON, BRUCE JOHN                     British
HOSKING, ANDREW J                      Australia
HOSKING, DAVID J                       New Zealand
HOSS, HANS                             Germany
HOURIGAN, TIMOTHY J                    United States
HOUSEN, PATRICK R                      United States
HOWARD, MALCOLM                        United Kingdom
HOWELL, NICHOLAS F                     United States
HOYNDORF, KAREN                        Germany
HRUSOVSKY II, JOHN J                   United States
HSIEH, CHYI-YUAN                       China
HUBER, FRIEDRICH                       Austria
HUFF, F COURTENAY                      United States
HUFF, FREDERICK P                      United States
HUFFER, RICHARD THOMAS MCDONALD        United Kingdom
HUFFMAN, LON J                         United States
HUGHES, MARK ANDREW                    United Kingdom
HUGHES, BARTON L                       United States
HUGHES, JOHN BAILEY                    United States
HUGHES, MICHAEL E                      United States
HUGHES, ANDRE P                        United States
HUGHES, WILLIAM J                      United States
HUMBERT, YVES V                        France
HUMBERT, JOHN L                        United States
HUNDLEY, STEPHEN T                     United States
HUNLEY, TERRY E                        United States
HUNTER, DAVID R                        Australia
HUNTER, ANDREW                         United Kingdom
HURLEY, SHELLEY L                      United States
HURST, STEVEN                          United Kingdom
HUTCHESON, JEFFREY D                   United States
HUTCHINS, DWIGHT N                     United States
HWANG, HANS                            United States
IBRAHIM, RIZWAN                        United States
IDE, GARY S                            United States
IGARASHI, SHINJI                       Japan

                             (Page 18 of 51 Pages)

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                 Item 1                                Item 6
                Names of                            Citizenship
           Reporting Persons
       ------------------------------------------------------------------
         IIDOI, MOTOKI                          Japan
         IKEGAMI, KOICHI                        Japan
         ILETT, DAVID PETER                     United Kingdom
         INAGAKI, MASAHISA                      Japan
         INGOLD, ROGER                          Brazil
         INGRAM, WAYNE T                        Canada
         ISAJI, MITSUO                          Japan
         ISHIKAWA, TAKASHI                      Japan
         ISO, YUTAKA                            Japan
         ITO, HIROSHI                           Japan
         IYER, KUMAR K                          India
         JACKOWSKI, MICHAEL A                   United States
         JACKSON, JAIME                         Mexico
         JACKSON, MARK D                        United States
         JACKSON, JAMES M                       United States
         JACKSON, ANDREW                        United States
         JACOB, ERIK                            France
         JACOBSEN, HAKON                        Norway
         JAHN, HENDRIK CH                       Germany
         JAIN, SANJAY                           India
         JAMES, STEPHAN A                       United States
         JAMIESON, WILLIAM                      United Kingdom
         JANMOHAMED, SALEEM                     Canada
         JAVENS, GLENN M                        United States
         JECMEN, SCOTT JOSEPH                   United States
         JELF, OWEN                             United Kingdom
         JELTSCH, MICHAEL                       Germany
         JENK, JUSTIN                           Denmark
         JENKINS, SIMON C                       United Kingdom
         JENKINS, PARRY                         United Kingdom
         JENKO, GREGORY J                       United States
         JENNINGS, BARRY D                      United States
         JENSEN, EDWARD W                       United States
         JETTER, WOLFGANG                       Germany
         JEWITT, RAYMOND HINLEY                 United Kingdom
         JOERN, MARK W                          United States
         JOHNSON, OMOBOLA OLUBUSOLA             Nigeria
         JOHNSON, GREGORY                       United Kingdom
         JOHNSON, ROBERT J                      United Kingdom
         JOHNSON, JAMES C                       United States
         JOHNSON, SHAYNE                        United States
         JOHNSON, KEITH F                       United States
         JOHNSON, SUE C                         United States
         JOHNSON, ROBERT L                      United States
         JOHNSON, JAMES W                       United States
         JOHNSON, BRIAN A                       United States
         JOHNSON III, EARLY BLAIR               United States
         JOHNSON JR, ELBERT S                   United States
         JOHNSTON, LINDSAY KATHARINE            United Kingdom
         JOHNSTON, VALERIE L                    United States
         JOHNSTON, RICK D                       United States
         JOKINEN, JORMA                         Finland
         JONES, TIM J                           United Kingdom
         JONES, PHILIP EDWARD                   United Kingdom
         JONES, KEVIN R                         United States
         JONES, KENNETH A                       United States
         JONES, STEPHEN MICHAEL                 United States
         JORDAN, PETER EDWIN                    Australia
         JORDAN, LINDA M                        United States
         JOYCE, RICHARD MICHAEL                 United States
         JUE, DARRYL W                          United States
         JULIAN, KEVIN K                        United States
         JUNG, ROBERT                           Germany
         JUNKERMANN, JENS B                     Germany
         JUPP, VIVIENNE                         Ireland
         JURY, TIMOTHY G                        United States

                             (Page 19 of 51 Pages)

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                 Item 1                                Item 6
                Names of                            Citizenship
           Reporting Persons
       ------------------------------------------------------------------
         JUUL, SAM                              Germany
         KADDOURA, MAHER HIKMAT                 Jordan
         KAEHNE, JONATHAN D                     Australia
         KAERNER, HENNING                       Germany
         KALM, WILLIAM D                        United States
         KALMBACH, CHARLES                      United States
         KALMS, BRIAN GEOFFREY                  United Kingdom
         KALTENMARK, JOHN KENNETH               United States
         KAMPE, STEFAN A                        United States
         KANE, TOM C                            United States
         KANNAN, RAGHU                          United States
         KAPLAN, SAUL                           United States
         KAPLER III, A WILLIAM                  United States
         KAPLOW, BRIAN ANDREW                   United States
         KAPUR, ATUL K                          India
         KAPUR, SHARAD K                        India
         KARA, ALTAF                            United Kingdom
         KARASAWA, IKUO                         Japan
         KARBACH, DENNIS B                      United States
         KARLSSON, INGEMAR                      Sweden
         KARREMANS, PETER CA                    The Netherlands
         KARREN, JOHN DANIEL                    Australia
         KASAMIS, DOUGLAS L                     United States
         KASPER, MARTIN                         Germany
         KATF, RAMEZ J                          Australia
         KATSUYA, NOBUAKI                       Japan
         KAUDERER, STEVEN I                     United States
         KAUFMAN, SERGIO G                      Argentina
         KAVALS, VICTOR P                       Australia
         KAYE, MICHAEL JOHN LEONARD             Australia
         KAZAOKA, MASAHITO                      Japan
         KEANE, PAUL L                          United States
         KEE, JOON-NEUNG                        Korea
         KEITH, DREW B                          United States
         KELLER, KENTON C                       United States
         KELLIHER, MARTY R                      Canada
         KELLY, STEPHEN P                       Australia
         KELLY, WILLIAM F                       United States
         KELLY, CATHARINE J                     United States
         KENDRICK, STEPHEN A                    United States
         KENT, NICHOLAS R                       British West Indies
         KERGER, RODNEY J                       Australia
         KERN, MICHAEL D                        United States
         KERR, SEAN M                           United States
         KERRES, MARTIN                         Austria
         KERSCH, APOLONIA                       Australia
         KETELAAR, ROLF                         The Netherlands
         KETT, INGO                             Germany
         KETTNER, NORBERT                       Germany
         KEYES, J PATRICK                       United States
         KHANNA, SUDHINDAR K                    India
         KICK, MITCHELL E                       United States
         KIEFER, CARL S                         United States
         KIEHM, PETER                           Germany
         KILLIPS, C SCOTT                       United States
         KIM, CHUL                              Korea
         KIM, HEE JIP                           Korea
         KINDER, CHRISTOPHER W                  United Kingdom
         KINDLEMAN, CRAIG R                     Canada
         KING, LINDSEY                          United Kingdom
         KING, JOAN C                           United States
         KINLEY, GUY H                          United States
         KINNEY, JOHN P                         Ireland
         KIRBY, HUGH                            United Kingdom
         KIRCHHOF, INA                          Germany
         KIRK, PETER                            United Kingdom

                             (Page 20 of 51 Pages)

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                 Item 1                                Item 6
                Names of                            Citizenship
           Reporting Persons
       ------------------------------------------------------------------
         KIRN, PETER F                          United States
         KISH, JOHN S                           United States
         KISSELS, PETER-PAUL M J                The Netherlands
         KIYOHARA, KOICHI                       United States
         KJELLEVOLD, GEIR T                     Norway
         KLEE, ELIZABETH C                      United States
         KLEIN, MICHAEL                         Germany
         KLEIN WASSINK, BERNHARD J              The Netherlands
         KLOESS, SUSANNE                        Germany
         KLOUSTIN, ROBERT S                     United States
         KNIPP, STEFAN                          Germany
         KNOTT, MICHAEL                         Canada
         KOBAYASHI, YUHEI                       Japan
         KOBAYASHI, MICHAEL K                   United States
         KOCH, BENEDIKT J                       Germany
         KOCHMAN, MARTIN                        United Kingdom
         KODAIRA, HIROAKI                       Japan
         KOEHL, DAVID J                         United States
         KOELLER, KIM M                         United States
         KOHLER, THOMAS                         Germany
         KOIVUNEN, PASI                         Finland
         KOIZUMI, YUTAKA                        Japan
         KOKADO, EIICHI                         Japan
         KOMURO, SHIGEHARU                      Japan
         KONKOLA, JUSSI                         Finland
         KOPPEL, STEVEN P                       United States
         KORRY, JOHN D                          United States
         KORSSTROM, FRANK EU                    Finland
         KOSTIAL, MARGARET A                    United States
         KOYAMA, FUMIO                          Japan
         KRACHT, CARSTEN                        Germany
         KRAFT, BERNHARD F                      Germany
         KRAGLUND, JAKOB HOLMEN                 Denmark
         KRAHN, RICHARD R                       United States
         KRALL, ALBERT M                        United States
         KRATTEBOL, TOR                         Norway
         KRAUSE, JEFFREY A                      United States
         KRAUSE, MICHELLE L                     United States
         KREICHGAUER, OLAF                      Germany
         KREUZER, ROBERT                        Germany
         KROC, JAROSLAW                         Poland
         KRUEGER, DANIEL P                      United States
         KU, XIAN HONG                          Malaysia
         KUBOKAWA, KAZUSHI                      Japan
         KUHN, RALF                             Germany
         KULT, GABRIELE                         Germany
         KUMAR, AJIT                            India
         KUMRA, NALIN                           United Kingdom
         KUNZWEILER, JOHN T                     United States
         KUPRES, STEVEN M                       United States
         KURI, EUGENIO                          Mexico
         KURVINEN, MATTI                        Finland
         KUSHNIR, KENNETH J                     Canada
         KVAM, KRISTIAN                         Norway
         LAACKMAN, DONALD J                     United States
         LABEN, NANCY J                         United States
         LACEY, KENNETH LEE                     United States
         LACHAPELLE, DANA E                     United States
         LAFFARGUE, ERIC                        France
         LAIRD, ROD KEYES                       Australia
         LAITY, ROBERT K                        United States
         LAJTHA, ADRIAN J                       United Kingdom
         LALEIKE, MARK P                        United States
         LAMMING, THOMAS C                      United States
         LAMONT, JULIE E                        United Kingdom
         LAMONT, STEVEN M                       United States

                              (Page 21 of 51 Pages)

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                 Item 1                                Item 6
                Names of                            Citizenship
           Reporting Persons
       ------------------------------------------------------------------
         LANCEREAU, ALAIN                       France
         LANDIS, TED CLARK                      United States
         LANGE, JONATHAN L                      United States
         LANGLINAIS, TONI C                     United States
         LANGST, GERHARD                        Germany
         LAPISSE, JEAN-MICHEL                   France
         LAPORTE, BRENDA F                      Australia
         LAREZ, TOMAS                           Venezuela
         LARSEN, KRISTIAN                       Norway
         LARSON, PAUL M                         United States
         LATH, RUSSELL K                        Australia
         LATHROPE, STEPHEN M MICHAEL            United Kingdom
         LAU, ALEX WAI-LEUNG                    Hong Kong
         LAUB, RICHARD                          France
         LAUDANO, KEVIN M                       United States
         LAUDERBACK, DANIEL D                   United States
         LAUGHNER, J SCOTT                      United States
         LAURENS, ROBERT L                      United States
         LAURIE, WILLIAM JOHN                   Australia
         LAUWERENS, ED                          The Netherlands
         LAVELLE, KATHERINE D                   United States
         LAVELLE, MICHAEL T                     United States
         LAWHORN, KENNETH P                     United States
         LAWRENCE, RICHARD                      United States
         LAX, ROBERT T                          United States
         LE SAUX, NICHOLAS                      France
         LEBEAULT, VINCENT                      France
         LEE, STEVEN B                          Australia
         LEE, WON-JOON                          Korea
         LEE, SUK-GEUN                          Korea
         LEE, SZE-WING                          United States
         LEE, JOHN A                            United States
         LEEMPUTTE, PATRICK J                   United States
         LEESTMA, MARTIN J                      United States
         LEFFIN, JOHN W                         United States
         LEHANE, DYMPHNA                        Ireland
         LEHMAN, ROGER W                        United States
         LEININGER, ERIC G                      United States
         LEISURE, LAWRENCE B                    United States
         LEITCH, SANDRA L                       Canada
         LEJEUNE, XAVIER                        France
         LELINSKI, MARK                         United States
         LE-MASSON, BERNARD                     France
         LE-MOAL, BRUNO                         France
         LENEHAN, LORI A                        United States
         LENIHAN, WILLIAM F                     United States
         LENIO, MIRIAM D                        United States
         LEOCADIO, ANTONIO C                    Portugal
         LEPERE, BERNARD                        France
         LEROUX, JOEL                           France
         LESHER, RICHARD E                      United States
         LEUNG, PATRICK W                       China
         LEVENSON, DAWNA S                      United States
         LEVINE, SETH M                         United States
         LEVY, LANCE HAROLD                     South Africa
         LEVY, JACK R                           United States
         L'HEUREUX JR, ODELL E                  United States
         LI, ANGEL                              Taiwan
         LI, GONG                               United States
         LICHLYTER, PAUL A                      United States
         LIEBHART, JAMES R                      United States
         LIEDER, HARALD                         Germany
         LIEFTINCK, ADRIAAN H                   The Netherlands
         LILLIE, MARK T                         United Kingdom
         LIM, ANGELICA                          Malaysia
         LIM, BENG CHOON                        Malaysia

                             (Page 22 of 51 Pages)

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                 Item 1                                Item 6
                Names of                            Citizenship
           Reporting Persons
       ------------------------------------------------------------------
         LIM, JOO BOON                          Singapore
         LIN, ALEX                              US & Taiwan/ROC
         LINDEN, CHERLYN C                      United States
         LINDSEY, ROBERT K                      United States
         LINKA, ROBERT M                        United States
         LINN, NORBERT                          Germany
         LIPASTI, ILKKA                         Finland
         LIPCHIN, LEONID                        United States
         LITTLE, BEN T                          United Kingdom
         LOANE, RICHARD KIM                     Australia
         LOBBATO, JOSEPH F                      United States
         LOCHMANN, HANS-DIETER                  Germany
         LOFTUS, AMY T                          United States
         LOFTUS, PAUL D                         United States
         LOFTUS, KEVIN P                        United States
         LOHSS, KAREN A                         United States
         LOMAS, IAN                             United Kingdom
         LOMBARDO, ANTHONY G                    United States
         LONBOIS, ERIC F                        Belgium
         LONDON, DANIEL T                       United States
         LOOMIS, ROY S                          United States
         LOOSE, BRAD                            United States
         LOOSER, ULRICH                         Switzerland
         LOPATA, IAIN D                         United Kingdom
         LOPES-ALVES, MANUEL DE CARVALHO        Portugal
         LOPES-DA-COSTA, MANUEL                 Portugal
         LOPEZ, PHILIP A                        United States
         LORACK, STEPHEN M                      United States
         LORGE, TREVOR L                        South Africa
         LOUIS, STEVEN W                        United States
         LOVELACE, LORI L                       United States
         LOVETT, GEORGE L                       United States
         LUBOWICZ, STEVEN E                     United States
         LUCARINI, MICHAEL A                    United States
         LUEHRMANN, HARALD                      Germany
         LUI, BETTY G                           Philippines
         LUKER, JEFFREY P                       United States
         LUKS, HOWARD C                         United States
         LUMB, RICHARD ANDREW                   United Kingdom
         LUMSDEN, PIERRE                        United Kingdom
         LUTHER, LANCE A                        United States
         LUUKKONEN, SAMI JUHANI                 Finland
         LUYTEN, DIRK                           Belgium
         LYON, NICHOLAS B                       United States
         LYONS, MARK JOHN                       United Kingdom
         MAAS, ARNOUD                           The Netherlands
         MABE, JULIAN A                         United States
         MACARTHUR, DEBORAH                     United States
         MACDONALD, ROSS N                      United Kingdom
         MACDONALD, DOUGLAS L                   United States
         MACEDO, BERNARDO COSTA                 Portugal
         MACK, EDWARD G                         United States
         MACPHERSON, ANDREW J                   Australia
         MAEDA, KENZO                           Japan
         MAGIMAY, ALWIN KUMAR                   Malaysia
         MAGNUSSEN, TORE                        Norway
         MAGO, JOSEF                            Germany
         MAH, YONG SUN                          Malaysia
         MAHER, KEVIN L                         United States
         MAKANJEE, RAJU                         South Africa
         MAKELA, JUKKA                          Finland
         MALECKI, DENISE D                      United States
         MALIK, ASIF F                          United States
         MALLE, KLAUS                           Austria
         MALM, CARL CHRISTIAN                   Norway

                             (Page 23 of 51 Pages)

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                 Item 1                                Item 6
                Names of                            Citizenship
           Reporting Persons
       ------------------------------------------------------------------
         MALMBERG, JUHO ERUUI MAGNUS            Finland
         MAMMOSER, CHRISTOPHER P                United States
         MANG, FRANK THOMAS                     Germany
         MANHES, PASCAL                         France
         MANKOFF, STEVEN                        United States
         MANN, DAVID                            Australia
         MANN, THOMAS O                         United States
         MANTOAN, JOSEPH A                      United States
         MARABITO, JOSEPH V                     United States
         MARCHETTI, CHRISTIAN                   France
         MARCOPOLI, GIANLUCA A                  Italy
         MARDJAN, NITTI L                       The Netherlands
         MARIAUD, FABRICE                       France
         MARIE, OLIVIER JEAN                    United States
         MARIN, ERIC E                          United States
         MARK, TONI L                           United States
         MARPE, JAMES S                         United States
         MARQUES, VITOR                         Portugal
         MARTIN, ROB                            United States
         MARTIN, E RUSSELL                      United States
         MARTIN, ROBERT T                       United States
         MARTINEZ-SINDIONG, MAXIMINA            Philippines
         MARTINSON, MARTY E                     United States
         MARUYAMA, MAKOTO                       Japan
         MASCARENHAS, RAUL JOSE FONSECA         Portugal
         MASCOLO, LISA M                        United States
         MASELLA, TONY                          Canada
         MASSAT, PATRICE                        France
         MASSIE, SUZETTE L                      United States
         MASUNO, YUICHIRO                       Japan
         MATACONIS, THOMAS R                    United States
         MATCHETTE, JOHN B                      United States
         MATELLA, MICHAEL A                     United States
         MATHER, GUY                            United Kingdom
         MATHUR, NISHITH                        India
         MATSUDA, KENJI                         Japan
         MATSUOKA, KEIJI                        Japan
         MATTOS, MARCIO CARVALHO DE             Brazil
         MAY, BRIAN R                           United States
         MAY, MICHAEL J                         United States
         MAYBERRY, TRENT A                      United States
         MAYNE, JON                             United Kingdom
         MAYTEEDOL, LEENA                       Thailand
         MAZZATTA, MARK                         United States
         MC MAHON, LYNN H                       United States
         MCCARTHY, ROBERT P                     United States
         MCCLENEGHEN, JAMES P                   United States
         MCCREADIE, STEPHEN JAY                 United States
         MCCULLA, JOHN K                        United States
         MCCULLOCH, ROBERT J                    United States
         MCCULLOUGH, BRUCE A                    United States
         MCCURLEY, DAVID M                      United States
         MCDADE, JIM                            Canada
         MCDONALD, MARK P                       United States
         MCDOWELL, MARK A                       United States
         MCERLANE, WILLIAM A                    Ireland
         MCFARLAND, DAVID GORDON                United Kingdom
         MCGILL, DON                            British West Indies
         MCGINN, MICHAEL A                      United Kingdom
         MCGOWAN, PAUL E                        Ireland
         MCGOWAN, JEFF R                        United States
         MCGRATH, CHRISTOPHER J                 United States
         MCGRATH, CHARLES ALEXANDER             United States
         MCGRATH, MICHAEL G                     United States
         MCGREGOR, NEIL M                       Australia

                             (Page 24 of 51 Pages)

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                 Item 1                                Item 6
                Names of                            Citizenship
           Reporting Persons
       ------------------------------------------------------------------
         MCHUGH, JOHN T                         United States
         MCINTYRE JR, WILLIAM H                 United States
         MCKAY, SCOTT R                         United States
         MCLAUGHLIN, MEG T                      United States
         MCMEEKIN, DERMOT JAMES                 United Kingdom
         MCMINN, STEPHEN L                      United States
         MCNAMARA, MALCOLM A                    United States
         MCNEILL, LACHLAN P                     Australia
         MCNULTY, MARK G                        United States
         MCPHERSON, ROBERT B                    United States
         MCQUOID, JONATHAN PATRICK              United Kingdom
         MEARSE, WILLIAM E                      United States
         MEDFORTH, TIMOTHY                      United Kingdom
         MEEKINS, EDWARD R                      United States
         MEEUWSEN, CURT W                       United States
         MEHALLICK, JEFFREY G                   United States
         MEHTA, MANISH J                        United States
         MEJDAHL-HANSEN, STEN                   Denmark
         MELNBARDIS, DENNIS IVARS               Canada
         MELNICOFF, RICHARD M                   United States
         MELULIS, ERIC J                        United States
         MENDONCA, LOURENCO                     Brazil
         MENDOZA, ANDREW                        United Kingdom
         MENNER, S KURT                         United States
         MENNESSON, THIERRY                     France
         MERCIER-JAMES, LAURENT                 France
         MERLO, JAIR F A                        Brazil
         MERRIHUE, JEFFREY                      United States
         MESOY, TOR                             Norway
         METCALFE, TONY                         United Kingdom
         METHODIOS, YANNIS                      United States
         MEYER, THOMAS D                        Switzerland
         MEYER, CAROL E                         United States
         MIDDLETON, ANDREW J                    United Kingdom
         MIFFLIN, KENNETH E                     United States
         MIHALIAK, CHARLES E                    United States
         MIKURAK, MICHAEL G                     United States
         MILLER, NATASHA ELIZABETH JANE         United Kingdom
         MILLER, JAMES N                        United States
         MILLER, RICHARD E                      United States
         MILLER, MYKE L                         United States
         MILLER, GEORGE A                       United States
         MILLER, KURT H                         United States
         MILLER, JEFFREY                        United States
         MILLER, BRIAN M                        United States
         MILLER, WILLIAM J                      United States
         MILLER JR, SAMUEL W                    United States
         MILLIGAN, ANDREW                       United Kingdom
         MILLS, PATRICK M                       British West Indies
         MILLS, STEPHEN ANTHONY                 United Kingdom
         MILNER-BROWN, IAN DAVID                United Kingdom
         MINER, KELLY B                         United States
         MIRO, AGUSTI X                         United States
         MISKUF, LUBOS                          Czech Republic
         MITANI, KOJI                           Japan
         MITCHELL, CLARENCE                     United States
         MITCHELL, JAMES E                      United States
         MITCHELL, JAMES D                      United States
         MITCHELL, KENNETH                      United States
         MITSUI, SEIICHI                        Japan
         MIYASHITA, KUNIYUKI                    Japan
         MIZUTANI, KOHJIRO                      Japan
         MODRUSON, FRANK B                      United States
         MOE, STEIN ERIK                        Norway
         MOELLER, ROBERT C                      United States
         MOHNHAUPT, MICHAEL                     Germany

                             (Pages 25 of 51 Pages)

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                 Item 1                                Item 6
                Names of                            Citizenship
           Reporting Persons
       ------------------------------------------------------------------
         MOHR, JAMES C                          United States
         MOISE, GIORGIO                         Italy
         MOKUVOS, EDGAR                         United States
         MOLDAUER, THOMAS WELD                  United States
         MOLINEUX JR, FREDERICK                 United States
         MOLL, RUBENS                           Brazil
         MOLLENKAMP, STEVE                      United States
         MOLNAR, STEPHEN JOHN                   United States
         MONACO, DONALD P                       United States
         MONNERAT, BEAT R                       Switzerland
         MOODY, PERRY S                         United States
         MOOMAU, STEVEN K                       United States
         MOONEY, NOEL C                         Ireland
         MOORE, LEE TONY                        United Kingdom
         MOORE, PETER JOHN                      United Kingdom
         MOORE, TERRY L                         United States
         MOORE, R ALAN                          United States
         MOORS, JAMIE R                         Australia
         MORAN, BRIAN J                         United States
         MORAN, RICHARD A                       United States
         MOREBY, KURT E                         United Kingdom
         MORELLE, QUENTIN                       Belgium
         MORGAN, GUY V                          United Kingdom
         MORI, MASAKATSU                        Japan
         MORISON, MICHAEL M                     United States
         MORRIS, WILLIAM F                      Canada
         MORRIS, WILLIAM H                      United Kingdom
         MORRIS, GAEL COMRIE                    United Kingdom
         MORRIS, DANIEL J                       United States
         MORRIS, JOHN C                         United States
         MORRIS, LEONARD A                      United States
         MOSETICK, MATTHEW                      United States
         MOSKOVITZ, DAVID I                     United States
         MOTOI, CHIE                            Japan
         MOTTERSHEAD, KARYN J                   Australia
         MOUCHOUS, ERIC R                       France
         MOUFLE, JEAN-FRANCOIS F                France
         MOUILLE, CHRISTOPHE                    France
         MOULIN, JEAN PAUL                      France
         MOWAT, DAVID JOHN                      United Kingdom
         MUCK, RANDALL F                        United States
         MUELLER, JOSEF C                       United States
         MUELLER, MONTY F                       United States
         MUELLER, KEITH H                       United States
         MUIR, DAVID G                          United States
         MULANI, NARENDRA P                     United States
         MULLAHY, DENNIS A                      United States
         MULLANEY, J PATRICK                    United States
         MULLER, DONOVAN HERBERT                South Africa
         MULLER, LAURA D                        United States
         MULLIN, DANIEL S                       United States
         MULVAD, HENRIK R                       Denmark
         MUNCHEBERG, HANS-JOACHIM               Germany
         MUNIZ, CESAR                           Mexico
         MUNK, RONALD                           Brazil
         MURAOKA, NOBUHIKO                      Japan
         MURASHIMA, KATSUYA                     Japan
         MURAYAMA, TOHRU                        Japan
         MURFET, TIM                            British West Indies
         MURNEN, STEPHEN R                      United States
         MURRAY, ALISTAIR                       United Kingdom
         MUSKAT, DAVID S                        United States
         MYERS, SCOTT D                         United States
         NADJAR, JOEL                           France
         NAEF, RALF                             Switzerland
         NAESS, JUST ERIK                       Norway

                             (Pages 26 of 51 Pages)

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                 Item 1                                Item 6
                Names of                            Citizenship
           Reporting Persons
       ------------------------------------------------------------------
         NAGAYAMA, TATSUYA                      Japan
         NAIR, RAMESH B                         Malaysia
         NAISH, ANDY                            United Kingdom
         NAKAMURA, YUJI                         Japan
         NAKASHIMA, YASUO                       Japan
         NANTERME, PIERRE                       France
         NAOURI, GERARD                         France
         NAPIER, IAN S                          Australia
         NARCOMEY, KEVIN O                      United States
         NARGOLWALLA, TANYA                     Canada
         NASET, MICHAEL R                       United States
         NASH, RUSS                             United States
         NASHAWATY, KEITH C                     United States
         NASS, DAVID T                          United States
         NAUGLE, CHRISTINA L                    United States
         NEEDLEMAN, MICHAEL PAUL                United Kingdom
         NEIDLEIN, AXEL                         Germany
         NEIGER, THOMAS H                       United States
         NEITZEL, WERNER                        Germany
         NELSON, JULIEANN F                     United States
         NEMETH, TAMAS                          Hungary
         NEVINS, JOHN B                         United States
         NEWALL, MARK R                         United Kingdom
         NEWMAN, ROBERT K                       United States
         NEWTON, KEITH G                        Australia
         NHLAPO, MANDLA BIKWA                   South Africa
         NIBOUREL, CHRISTIAN                    France
         NICHOLS, DAVID L                       United States
         NICHOLS, JOHN K                        United States
         NICHOLS, W ANTHONY                     United States
         NICHOLS, DEAN A                        United States
         NIEDERWESTBERG, BERNWARD               Germany
         NIETO, CLAUDIA                         Argentina/Spain
         NIMMO-GUENTHER, KELLY                  United States
         NISHIKADO, HIROKAZU                    Japan
         NISHIMURA, YUJI                        Japan
         NISHIMURA, HIROYUKI                    Japan
         NITZ, JOYCE A                          United States
         NIVEN, RICHARD ROY SYMES               Zimbabwe
         NODA, HIDESHI                          Japan
         NOGUEIRA, PETRONIO G                   Brazil
         NOLAN, THOMAS F                        United States
         NOLLMANN, WALTER G                     United States
         NOLTE, MICHAEL                         Germany
         NORRIS, A JOE                          United States
         NORTH, PAUL                            British
         NORTHCUTT, ROBERT LEWIS                United States
         NOTLEY, IAN MATTHEW                    British
         NOVAK, EDWARD T                        United States
         NUKUI, SEIICHIRO                       Japan
         NYCZ, DANIEL M                         Argentina
         OAKES, MARK                            United Kingdom
         OAKLEY, MATT                           United Kingdom
         OATES, JEREMY                          British West Indies
         OBLAK, THOMAS O                        United States
         O'BOYLE, PATRICK T                     United States
         O'BRIEN, CALVIN A                      Australia/United Kingdom
         O'BRIEN, JOHN M                        United Kingdom
         O'BYRNE, JAMES F                       Ireland
         O'CONNELL, GEOFFREY                    United States
         O'CONNELL, BRIAN ANTHONY               United States
         O'CONNOR, BRUCE L                      United States
         O'CONNOR, JOHN L                       United States
         O'DEA, FRANK J                         Ireland
         OGILVIE, ROBERT BRETT                  United States
         OGILVY, NORMAN                         United Kingdom

                             (Page 27 of 51 Pages)

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                 Item 1                                Item 6
                Names of                            Citizenship
           Reporting Persons
       ------------------------------------------------------------------
         O'HALLORAN, JOHN PATRICK               United States
         OHUE, FUMIO                            Japan
         O'KEEFE, ROBERT F                      United States
         OLLAGNIER, JEAN-MARC E                 France
         OLMSTEAD, DEAN W                       United States
         O'MAHONY, ROSEMARY M                   Ireland
         O'NEILL, PATRICK G                     United States
         OOTAM, AZAD                            United Kingdom
         O'REILLY, KATHLEEN T                   United States
         O'RIORDAN, ANNE                        Ireland
         ORLER, VICTOR J                        United States
         ORLOWICZ, MICHAEL L                    United States
         ORMAN, MICHAEL J                       United States
         ORR, STUART A H                        United Kingdom
         OSATO, RENATO                          Brazil
         OSBORNE, NEIL A                        Australia
         OSEGOWITSCH, MARCUS                    Austria
         OSOSAMI, BODE ADESOGA                  Nigeria
         O'SULLIVAN, OONAGH                     Ireland
         OTLEY, PHILIP                          Australia
         OUELLETTE, ROBERT                      Canada
         OUZIEL, SYLVIE                         France
         OUZOUNIAN, STEVEN S                    United States
         OVERAAS, NILS                          Norway
         OYAMA, STANLEY M                       United States
         OZDEMIR, CENK O                        Turkey
         PACKARD, STEPHEN MICHAEL               United States
         PADMORE, ELIZABETH J                   United Kingdom
         PAGE, STEPHEN DOWLAND                  Australia/United Kingdom
         PAGE, DUNCAN BRIAN                     United Kingdom
         PAHLMAN, ANDREW R                      Sweden
         PAIN, MICHAEL G                        Australia
         PALING, MARK                           United States
         PALLASAHO, JARKKO                      Finland
         PALMELA, JORGE                         Portugal
         PALMER, JERRY L                        United States
         PALMER, ROBERT O                       United States
         PALMER, MICHAEL E                      United States
         PAPAGEORGIOU, GEORGE                   Canada
         PAPANTUONO, PIETRO                     Australia
         PARRY, THOMAS N                        United States
         PARSELL, CRAIG W                       Australia
         PASCUZZI, GREGORY E                    United States
         PATEL, ASEET A                         Australia/United Kingdom
         PATEL, PIYUSH M                        United Kingdom
         PATRICK, RICH                          United States
         PATTERSON, JOHN H                      United States
         PATTON, ERIC W                         United States
         PAUL, GARETH D                         South Africa
         PAUL, SAM A                            United States
         PAULSON, MARK F                        United States
         PEACHER, TIMOTHY A                     United States
         PEARCE, DAVE MALCOLM                   South Africa/United Kingdom
         PEARSON, MARK H                        United Kingdom
         PEARSON, SUSAN R                       United States
         PEDEN, ALISON                          British
         PEDRANZINI, CARLOS                     Brazil
         PENNINGTON, HOWARD                     United States
         PEPPING, DAVID W                       United States
         PERCY, JOHN EDWARD                     United Kingdom
         PEREIRA, LUIS SANT'ANA                 Portugal
         PERILLO, OWEN VINCENT                  United States
         PERRAS, FRANCIS A                      United States
         PERRY, WILLIAM D                       United States
         PERSIAN, KATHLEEN B                    United States
         PETCHON, STEVEN B                      United States

                             (Page 28 of 51 Pages)

       ------------------------------------------------------------------
                 Item 1                                Item 6
                Names of                            Citizenship
           Reporting Persons
       ------------------------------------------------------------------
         PETERSEN, DAVID T                      United States
         PETERSON, ZOE A                        United States
         PETERSON, ANNETTE N                    United States
         PETROPULOS, ANASTASIA                  United States
         PETTY, DARRELL L                       United States
         PFAFFHAUSEN, HENNING                   Germany
         PFAU, DANIEL R                         United States
         PFEIFER, ANDREAS MICHAEL               Germany
         PFEIFER, MICHELLE B                    United States
         PFEIFFER, WALTER                       Germany
         PFITZNER, KAI                          Germany
         PHALIN, GREGORY THOMAS                 United States
         PHANORD, EDWIN M                       Haiti
         PHELAN, ROY K                          United States
         PHILLIPS, MARK D                       United Kingdom
         PHILLIPS, JUDITH A                     United States
         PHILLIPS, RICHARD E                    United States
         PHILLIPS, JOSEPH P                     United States
         PHILLIPS, STEVEN D                     United States
         PIEPER, PAUL J                         United States
         PIERRON, JEAN-MARIE                    France
         PIISPANEN, ELINA INKERI                Finland
         PIKE, THOMAS H                         United States
         PILI, AUDIE T                          Philippines
         PILLINGER, WILLY                       Switzerland
         PINEAU, THIERRY                        France
         PINHEIRO, GUILHERME J                  Brazil
         PINKL, JUERGEN                         Germany
         PISCIOTTA, V CHARLES                   United States
         PITSTICK, GREGORY J                    United States
         PITT, ROBERT CHARLES                   United Kingdom
         PIYARALI, ALI                          United States
         PLESKO, DAVID E                        United States
         PLISKA, TROY R                         United States
         PODREBARAC, MATTHEW J                  United States
         POGGENPOHL, TERESA L                   United States
         POINDEXTER, JOHN W                     United States
         POISSON, JOHN P                        United States
         POITOU, JEAN-LAURENT                   France
         POLISHOOK, DEBRA A                     United States
         POLITOSKI, JAMES                       United States
         POLITTE, CHRIS E                       United States
         POLLAN, THOMAS D                       United States
         POLLARI, KEVIN A                       United States
         POLSON, VERDELE C                      Canada
         PONTES, ALOYSIO C L                    Brazil
         POOL, EDWARD F                         United States
         POPE, DAVID L                          United States
         POPE, MICHAEL G                        United States
         POPPLETON, ANDREW DAVID                United Kingdom
         PORDELANNE, SANTIAGO ROBERTO           Argentina
         PORGES, MICHAEL A                      United States
         PORTER, SIMON ROSS                     Australia
         PORTER, JAMES                          Ireland
         PORTER, CHARLES H                      United States
         POTTS, PARRISH K                       United States
         POTVIN, ANNE M                         United States
         POUNDS, BLAKE A                        United States
         POUYFAUCON, PIERRE                     France
         POWELL, GRANT D                        Australia
         POWELL, ALEX ANTHONY GEORGE            United Kingdom
         PRAMER, DAVID M                        United States
         PRASETYO, HERU                         Indonesia
         PRCHAL, THOMAS P                       United States
         PREISS, FRIEDRICH J                    Germany

                             (Page 29 of 51 Pages)

       ------------------------------------------------------------------
                 Item 1                                Item 6
                Names of                            Citizenship
           Reporting Persons
       ------------------------------------------------------------------
         PRICE, RODERICK C                      United States
         PRIETO, JUAN CARLOS                    Spain
         PRIMAVERA, PAUL E                      United States
         PRINCE, BARRY                          British West Indies
         PRITCHARD, SARAH GILLIAN               United Kingdom
         PRZEWLOKA, ANDREAS                     Germany
         PUECHBROUSSOU, PATRICK                 France
         PUGMIRE, DAVID M                       United States
         PUOPOLO, SCOTT A                       United States
         PURKS, ROBERT                          United States
         PURNELL, PAUL J                        Australia
         PYLKKO, JUHA J                         Finland
         QUILLIGAN, AIDAN                       Ireland
         QUINONES, DAVID B                      United States
         QUIRING, KEVIN N                       United States
         RAAEN, DALE A                          United States
         RACIOPPO, STEPHEN G                    United States
         RADVANY, DAVID E                       United States
         RAFE, BARRY                            Australia
         RAFFEINER, THOMAS                      Austria
         RAGAS, DONALD J                        United States
         RAGHAVAN, SADEESH                      Malaysia
         RAGONESE, JOSEPH J                     United States
         RAILEY, CHERYL C                       United States
         RAINEY, MICHAEL A                      United States
         RAMAN, ANANTHA K                       India
         RAMARAO, BALAJI V                      United States
         RAMBICUR, JEAN-FRANCOIS                France
         RAMM, E EDWIN                          United States
         RAMOS, ANTONIO CARLOS M                Brazil
         RAMSAY, JACK                           United Kingdom
         RAMSEY, STEVEN S                       United States
         RAMSEY, L CRAIG                        United States
         RAMSTAD, ARNE H                        Norway
         RANDS, JON C                           United States
         RAPAGLIA, MARCO                        Italy
         RAPPEPORT, D MICHAEL                   United States
         RASMUSSEN, ERIC CARL                   United States
         RATAJ, TOBIAS                          Czech Republic
         RAUEN IV, PHILIP J                     United States
         RAUTENBERG, JUSTIN                     Germany
         RAWAL, DHIREN                          United Kingdom
         RAY, JOHN R                            United States
         RAY, MATTHEW V                         United States
         RAYET, JAZZ                            United Kingdom
         RAYNES, GREGORY S                      United States
         REA, CRAIG                             United Kingdom
         REBITZER, ROBERT S                     United States
         RECKER, BERND                          Germany
         REDDING, MICHAEL J                     United States
         REDONDO, INIGO                         Spain
         REDWINE, JACK H                        United States
         REEDY, KEVIN P                         United States
         REHM, MICHAEL                          Germany
         REID, DAVID                            United Kingdom
         REID, PHILIPPA                         United Kingdom
         REIMERS, HOLGER                        Germany
         RELF, JEFFREY TODD                     United States
         REMARK, HANS-PETER                     Germany
         REMPE, DENISE A                        United States
         RENE, RICK H                           United States
         RENNEKAMP, FRANK                       Germany
         RENNIE, GAVIN HENRY                    United Kingdom
         RESSLER, DANIEL W                      United States
         RETTIE, C ANN                          United States
         REVARE, SCOTT S                        United States

                             (Page 30 of 51 Pages)

----------------------------------------------------------------------
            Item 1                             Item 6
           Names of                          Citizenship
        Reporting Persons
----------------------------------------------------------------------
REY, DAVID A                           United States
REYNOLDS, JOHN J                       United States
RHEINBERGER, BERNHARD                  Germany
RIAZ, UMAR                             United States
RIBEIRO, PEDRO M                       Portugal
RIBEIRO, FRANCISCO JOSE V              Brazil
RICE, JOHN D                           United States
RICH, DAVID B                          United States
RICHARDS, DAVID T                      United Kingdom
RICHARDS, DONALD J                     United States
RICHARDSON, PAUL                       United Kingdom
RICHMAN, SETH W D                      United States
RICHMOND, BRUCE S                      United States
RIDEN, VICTOR BEECH                    United States
RIDER, GILLIAN A                       United Kingdom
RIEDEL, RALPH ALAN                     United States
RIEMENSPERGER, FRANK                   Germany
RIGG, CHRISTOPHER S                    United States
RIGGERT, THOMAS                        Germany
RILEY, MICHAEL M                       Australia
RINDAL, CATO W                         Norway
RINGO, TIMOTHY A                       United States
RIPPERT, DONALD J                      United States
RITCHIE, ROBERT MACKELLAR              Brazil/United Kingdom
RIXHON, PHILIPPE                       Belgium
ROALD, EIVIND                          Norway
ROATCH, STEPHEN S                      United States
ROBBE, ALAIN L                         France
ROBBINS, RICK                          United States
ROBBINS, JOHN BURTON                   United States
ROBERTS, NEVILLE                       United Kingdom
ROBERTS, GREGORY C                     United States
ROBERTS, DAVID T                       United States
ROBERTS, BETH KARIN                    United States
ROBERTSON, JON                         United Kingdom
ROBERTSON, ALASTAIR G                  United Kingdom
ROBINSON, MARCUS D                     British
ROBINSON, DEAN C                       Australia
ROBINSON, ALAN                         United Kingdom
ROBY, ANTHONY                          United Kingdom
RODDY, JOHN R                          United States
RODE, MARK A                           United States
RODRI, BUFFIE D                        United States
ROESSL, DAVID J                        United States
ROGALSKI, MICHAEL J                    United States
ROGERS, WILLIAM M                      United States
ROGERS, JOHN G                         United States
ROHLEDER, STEPHEN J                    United States
ROLLINS, JOHN D                        United States
ROMANOW, JOHN M                        United States
ROSATI, STEVEN A                       United States
ROSE, SCOTT M                          United States
ROSENCRANS, BRADLEY A                  United States
ROSS, DAVID A                          United States
ROSSI, ALESSANDRO                      Italy
ROSSI, DAVID A                         United States
ROSSI, HENRY T                         United States
ROULS, DAVID M                         United States
ROUSSEAU II, EARL P                    United States
ROUSSEL, CHARLES J                     United States
ROVINSKI, FRANCIS J                    United States
ROWE, JEREMY PAUL                      United Kingdom
ROWLAND, DAVID P                       United States
ROWLANDS, MARK GRAHAM                  United Kingdom
ROWLEY, MICHAEL L                      United States
RUBIN, CARL                            United States

                              (Page 31 of 51 Pages)

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           Item 1                                Item 6
          Names of                             Citizenship
       Reporting Persons
-------------------------------------------------------------------
RUCHON, PATRICE                        France
RUDIN, MICHAEL D                       United States
RUNAU, RALF                            Germany
RUNDSHAGEN, MICHAEL                    Germany
RUNYON, C HOLLY                        United States
RUPERT, BARRY L                        United States
RUPP, CHRISTOPHER                      United Kingdom
RUSINKO, MICHAEL J                     United States
RUSSELL, JEFFREY S                     Canada/Australia
RUSSELL, R PAUL                        United Kingdom
RUSSELL, MICHAEL J                     United States
RUST, CARLOS E                         Brazil
RUTH, SVERRE                           Norway
RUTHERFORD, KATE                       United Kingdom
RUTIGLIANO, ELIZABETH L                United States
RUTLEDGE, CHRISTOPHER R                United States
RYAN, SHANE B                          Australia
RYAN, MARK J                           Ireland
RYAN, RICHARD A                        United States
RYCKMAN, DOUGLAS A                     United States
SABA, BRYAN RICHARD                    United States
SABATAKAKIS, KYRIACOS                  Greece
SACHMANN, CARSTEN                      Denmark
SA-COUTO, LUIS JOSE                    Brazil/Portugal
SADLER, ANDRES E                       Argentina
SAITOW, KENNETH M                      United States
SAKA, YASUSHI                          Japan
SAKAGUCHI, JEFFREY B                   United States
SAKUDA, BOBBY                          Japan
SALGADO-SARRIA, GRACIELA               Argentina
SALOUK, MARCUS                         Australia
SALUJA, SUSHIL                         United Kingdom
SAMARA, HERON A                        Brazil
SAMPATHKUMAR, SUDARSHAN                India
SAMPLE, KATHERINE J                    United Kingdom
SAMUELIAN, MARK G                      United States
SANDBAEK, LIV GURI                     Norway
SANDERS, KATHRYN ANN                   United States
SANDS, RICHARD J                       United Kingdom
SANPRASERT, ARAK                       Thailand
SANTOS, JOAO C                         Portugal
SANTOS, PAULO                          Portugal
SARGENT, SCOTT RICHARD                 United States
SATO, AKIHIKO                          Japan
SATO, TSUYOSHI                         Japan
SAUGEN, DOUGLAS W                      United States
SAUTER, MICHAEL                        Austria
SAYDAH, PAUL FERRIS                    United States
SAYLOR, JOHN V C                       United States
SCALET, KENNETH                        United States
SCHACHTEL, WAYNE J                     Canada
SCHAEFFER, ERIC                        France
SCHAFFNER, WILLIAM A                   United States
SCHARF, PETER                          Austria
SCHERER, GUIDO                         Switzerland
SCHETTINO-DE-MATTOS, JOSE ROBERTO      Brazil
SCHEUER, RICARDO                       Argentina
SCHLEGEL, DANIEL A                     Switzerland
SCHLEUTER, HUBERTUS                    Germany
SCHMIDT, ELISABETH S                   United States
SCHMIDT, JOHN H                        United States
SCHMIDT-GOTHAN, HANNO KAI ALEXANDER    Germany
SCHNEIDER, STEFAN                      Germany
SCHNEIDER, INGRID                      Germany

                              (Page 32 of 51 Pages)

---------------------------------------------------------------
             Item 1                           Item 6
            Names of                        Citizenship
         Reporting Persons
---------------------------------------------------------------
SCHNEIDER, PATRICK O                   United States
SCHOLTISSEK, STEPHAN                   Germany
SCHOTTE, JAN L                         Belgium
SCHRECK, EDWARD M                      United States
SCHRIMSHER, DENISE M                   United States
SCHUERBUESCHER, DIRK                   Germany
SCHULER, ANDREAS HERMANN               Germany
SCHULER, MARK A                        United States
SCHULTZ, JOSEPH M                      United States
SCHULZ, MICHAEL X                      Germany
SCHULZ, ROLF                           Germany
SCHUMACHER, TORSTEN                    Germany
SCHUSTER, PABLO D                      Argentina
SCHWARZBACH, STEPHEN T                 United States
SCHWENGER, THOMAS D                    United States
SCHWORER, MICHAEL                      Germany
SCIMO, MICHAEL D                       United States
SCOLINI, ANTHONY J                     United States
SCOTT, CHERYL ANNE                     Canada
SCOTT, CHARLENE A                      South Africa
SCOTTEN, MIKE A                        Canada
SCRIVNER, DOUGLAS G                    United States
SEAH, CHIN SIONG                       Singapore
SEDGASS, DANA H                        United States
SEDGWICK, D GLENN                      Australia
SEGUIN, PIERRE-LOUIS                   France
SEIBEL, DAVID E                        Canada
SEIKEL, M ANDREW                       United States
SEKIDO, RYOJI                          Japan
SELDEN, ANGELA K                       United States
SELL, STEPHEN M                        United States
SELL, ROBERT ELLIOTT                   United States
SELLERS, DOUGLAS W                     United States
SELMER, CHRISTIAN                      Norway
SEMMER, JOHN F                         United States
SENBA, TAKAYASU                        Japan
SENGSTAKE, POLLIE                      United States
SEPPALA, ARI T                         Finland
SEPPLE, JOHN S                         United States
SERAPHIM, RALPH PETER                  Germany
SERVANT, JEAN-MICHEL MICHEL            France
SERVE, JEAN-MARC E                     France
SEWELL, DOUGLAS W                      United States
SHACHOY, N JAMES                       United States
SHAH, AMEET A                          United Kingdom
SHANE, STEVEN R                        United States
SHATTO, DAVID P                        United States
SHAW JR, GEORGE P                      United States
SHEEHAN, CONRAD M                      United States
SHEIBLEY, PHILIP B                     United States
SHELDON, GRANT S                       Australia
SHERMAN, LEONARD                       United States
SHIELDS, FRANCIS X                     United States
SHIMODOI, TAKASHI                      Japan
SHIMOTA, MICHAEL T                     United States
SHINBO, HIROSHI                        Japan
SHINE, SEAN                            Ireland
SHISHMANIAN, ARAM EDWARD               United Kingdom
SHOLD, DEAN K                          United States
SHORE, CLIVE LINTORN                   United Kingdom
SHOUP, CHRISTOPHER A                   United States
SIBER, RICHARD S                       United States
SICKLES, TODD A                        United States
SIDARTO, JULIANTO                      Indonesia
SIEBER, GLENN A                        United States
SIEGEL, GARY LAURENCE                  United States

                              (Page 33 of 51 Pages)

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             Item 1                                Item 6
            Names of                             Citizenship
        Reporting Persons
------------------------------------------------------------------
SIFAOUI, RIADH                         Tunisia
SIKORA, JAMES J                        United States
SILBERT, KENNETH S                     United States
SILEN, MARKKU T                        Finland
SILVA, AFONSO                          Portugal
SILVERSTONE, YAARIT ANNETTE            South Africa
SIMMONDS, ANDREW J                     United Kingdom
SIMOES, VASCO                          Brazil
SIMOES, RUI RIO                        Portugal
SIMON, RICHARD E                       United States
SIMONEAU, THOMAS M                     United States
SIMONITSCH, JANET M                    United States
SIMONS, CATHERINE M                    Canada
SIMONS, JANET A                        United States
SIMPSON, PETER                         United Kingdom
SIMPSON, DAVID CHARLES                 United Kingdom
SINENSKY, ARTHUR                       United States
SINGLETON, TODD W                      United States
SINNER, ANDREA P                       United States
SIRIANUKUL, RAVI                       Thailand
SITEK, WITOLD                          Norway
SIVO, MICHAEL J                        United States
SKAN, JULIAN                           United Kingdom
SKELLY, THOMAS J                       United States
SKIBA, THOMAS M                        United States
SKINNER, STEVEN G                      United States
SKIRROW, FRASER                        Canada/United Kingdom
SKJAEVELAND, SIGURD                    Norway
SKLARIN, RICHARD L                     United States
SKODNY, PETER                          Slovakia
SKOV, OLE                              Denmark
SLATTERY, IAN DANIEL                   Ireland
SLOANE, NAT                            United Kingdom/United
                                       States
SMART, PETER J                         Australia
SMART, SAMUEL B                        United States
SMART, JILL B                          United States
SMERTNIG, ROLAND                       Austria
SMIT, JAN-COEN                         The Netherlands
SMITH, NIGEL                           United Kingdom
SMITH, IAIN S                          United Kingdom
SMITH, WILLIAM S                       United States
SMITH, EDWARD D                        United States
SMITH, T BAKER                         United States
SMITH, RICHARD R                       United States
SMITH, DAVID A                         United States
SMITH, JEFFREY R                       United States
SMITH, GUS E                           United States
SMITH, DOUGLAS M                       United States
SMITH, STEPHEN M                       United States
SMITH III, GEORGE GRAHAM               United States
SMYTH, RUSSELL ROBERT                  Australia
SMYTH-OSBOURNE, ROBIN D                United Kingdom
SNEAD, MARK K                          United States
SNEDDEN, DOUG                          Australia
SNOPKOWSKI, JOHN J                     United States
SNYDER, AMY V                          United States
SNYDER, STEPHEN C                      United States
SOBON, WAYNE P                         United States
SOCHER, LARRY M                        United States
SOFTY, SCOTT W                         United States
SOKOL, JULIE A                         United States
SOLES, JOHN H                          Canada
SOLOMON, JON DAVID                     United States
SOLOMON, LAWRENCE F                    United States
SOLOMON, STUART L                      United States

                              (Page 34 of 51 Pages)

        ----------------------------------------------------------------------
               Item 1                                  Item 6
              Names of                               Citizenship
           Reporting Persons
        ----------------------------------------------------------------------
         SOMPPI, PEKKA                          Finland
         SOOBIAH, SHAM                          South Africa
         SOUSA, CLAUDIO                         Brazil
         SOVELL, DAVID J                        United States
         SOVEREIGN, CHRISTINE T                 United States
         SPANN, THOMAS K                        United States
         SPARKES, JULIAN A                      United Kingdom
         SPARKS, M SCOTT                        United States
         SPELMAN, MARK GERALD                   United Kingdom
         SPENCE, ALLAN PAUL                     United Kingdom
         SPENCER, MICHAEL J                     British West Indies
         SPROWS, DAVID G                        United States
         SPURR, THOMAS H                        United States
         SQUIRE, DAVID                          United Kingdom
         ST PETERS, JEFFREY V                   United States
         ST JAMES, PATRICK J                    Canada
         STAINER, ROBIN                         United Kingdom
         STALEY, TIMOTHY JOHN                   Australia
         STAMMEIER, REINHOLD                    Germany
         STANDRIDGE, DAVID J                    United States
         STANG, GARY R                          Canada
         STANGE, ERIC SIEGFRIED                 United States
         STANLEY, CRAIG M                       United States
         STARR, CHARLES E                       United States
         STARRS, ANDREW                         British West Indies
         STATON, JOHN T                         United States
         STAYIN, GREGORY S                      United States
         STEAKLEY, DAVID G                      United States
         STEELBERG, DEREK A                     United States
         STEFANCHIK, JOHN M                     United States
         STEINER, MORTEN B                      Denmark
         STEINITZ, EYAL                         Denmark
         STEINMAN, DAN P                        United States
         STENGEL, ANDREW B                      United States
         STEPHENS, JAMES N                      United States
         STEPHENSON, GRANT R                    Australia
         STERLING, GREGORY J                    United States
         STERN, HAROLD A                        United States
         STERN, JONATHAN W                      United States
         STERN, JOEL A                          United States
         STERNBERG, MARCELO DANIEL              Argentina
         STEWART, RONALD EDWIN                  United States
         STILERMAN, DAVID E                     Argentina
         STILES, ALLEN EMIL                     United States
         STOCKER, JEFFREY A                     United States
         STOCKMAN, PETER C                      United States
         STOKE, MARK P                          New Zealand/United Kingdom
         STOLAR, GLENN A                        United States
         STOLARSKI, JAMES R                     United States
         STOLL, MANFRED                         Germany
         STOLL, KEN B                           United States
         STOPS, WENDY M                         Australia
         STORM, GREGORY L                       United States
         STOUT, JEFFREY H                       United States
         STRANGE, BRIAN G                       Australia
         STRAUSS, WILLEM                        South Africa
         STRAUSS, TERRI E                       United States
         STROMSO, PER ERIK                      Norway
         STRUNTZ, JR, JAMES P                   United States
         STYVE, MICHAEL B                       United States
         SULAIMAN, ADEDOTUN                     Nigeria
         SULLIVAN, ANDREW J                     United States
         SULLIVAN, MICHAEL P                    United States
         SUNDEAN, JOHN A                        United States
         SUNDERMAN, SHERYL K                    United States

                             (Page 35 of 51 Pages)

     ----------------------------------------------------------------------
            Item 1                                  Item 6
           Names of                               Citizenship
        Reporting Persons
     ----------------------------------------------------------------------
     SUPRON, GREGORY J                            United States
     SUROVIK, MICHAEL E                           United States
     SUSSEBACH, KARL                              Germany
     SUTCLIFF, MICHAEL R                          United States
     SUZUKI, TOSHIMASA                            Japan
     SVENSSON, BENTE                              Norway
     SWALLOW, PHILIP WALTER                       United Kingdom
     SWANBACK, MICHELLE R                         United States
     SWARTZ, STEPHEN J                            United States
     SWEENEY, MICHAEL S                           United States
     SWEENEY, GREGG M                             United States
     SWITEK III, MICHAEL JOHN                     United States
     SYLVESTER, PAUL JOSEPH                       United States
     TAFFINDER, PAUL A                            United Kingdom
     TAKEDA, TOMOKAZU                             Japan
     TAKEDA, YASUMASA                             Japan
     TAKUMA, NOBUYOSHI                            Japan
     TAMMINGA, PHILIP J                           United States
     TAN, CHARLES                                 Malaysia
     TAN, JUDY S                                  Philippines
     TANIGUCHI, KAZUSHI                           Japan
     TAPP, ROBIN                                  United Kingdom
     TAPPEN, SKIP                                 United States
     TATE, KELLY F                                United States
     TATUM, GREGORY L                             United States
     TAVARES, JOAO PEDRO                          Portugal
     TAVARES, JOAO ANTONIO                        Portugal
     TAYLOE, KEITH E                              United States
     TAYLOR, STUART W                             United Kingdom
     TAYLOR, J GUY                                United Kingdom
     TAYLOR, RICHARD JOHN                         United Kingdom
     TAYLOR, VINCENT                              United States
     TAYLOR, ROXANNE                              United States
     TAYLOR, STANTON J                            United States
     TEGLIA, DEAN J                               United States
     TEMPLIN, MICHAEL R                           United States
     TEO, LAY LIM                                 Singapore
     TERADA, YOSHIMASA                            Japan
     TER-BRAAK, BERNARDUS                         The Netherlands
     TEROL, PHILIPPE                              France
     TERRY, THOMAS F                              United States
     TERZIOGLU, ATILLA                            United States
     TESCHNER, RAINER W                           Germany
     THAYER, STEVEN T                             United States
     THEAN, NAM YEW                               Malaysia
     THEUT, KENNETH D                             United States
     THIEN-NGERN, ORAPONG                         Thailand
     THIOLLIER, MARC                              France
     THOMAS, GERHARD P                            Germany
     THOMAS, J DIL                                United Kingdom
     THOMAS, GLENN J                              United States
     THOMLINSON, DAVID CHARLES                    United Kingdom
     THOMPSON, BRYCE B                            Australia
     THOMSON, STEVE J                             United Kingdom
     THORSON, GREGORY A                           United States
     THURAISINGHAM, RAJA                          Malaysia
     THURWACHTER, WILLIAM A                       United States
     TIBBS, STEPHEN D                             United States
     TIDEMAN, DOUWE DERK                          The Netherlands
     TILLINGER, MARK A                            United States
     TILLMAN, MATTHEW A                           United States
     TILTON, MICHAEL S                            United States
     TIMMERMAN, GLENN L                           United States
     TIMMINS, BRENDAN                             Canada
     TINKHAM, ELIZABETH A                         United States
     TITUS, JERRY ROBERT                          United States

                              (Page 36 of 51 Pages)

        ----------------------------------------------------------------------
                Item 1                                  Item 6
               Names of                               Citizenship
            Reporting Persons
        ----------------------------------------------------------------------
         TITZRATH, BARBARA H                       Germany
         TODTE, HENNING                            Germany
         TOLAN, MARY A                             United States
         TOMATSURI, JUNYA                          Japan
         TOMINAGA, TAKASHI                         Japan
         TOMOMUNE, MASAO                           Japan
         TONCAR, JAN H                             United Kingdom
         TOOMEY, PHILIP M                          Ireland
         TOTTERDALE, ROBERT L                      United States
         TOYODA, MAKOTO                            Japan
         TRAFAS, JUDY B                            United States
         TRAFTON, WILLIAM L                        United States
         TROUT, MARK C                             United States
         TROWHILL, JAMES K                         United States
         TRUE, MIKE STEVEN                         United Kingdom
         TSAI, JACK                                Taiwan
         TSANTES III, GEORGE K                     United States
         TSIEN, PATRICIA Y                         United States
         TSUCHIDA, YASUHIKO                        Japan
         TUCKER, DONALD E                          United States
         TURNER, BRETT A                           Australia
         TURNER, HAROLD C                          United States
         TUTHILL, MARTHA R                         United States
         TUTOR, JESSE B                            United States
         TYNAN, THOMAS G                           United States
         UCHELLO, CARLO A                          United States
         ULLYATT, MARTIN DEREK                     United Kingdom
         ULVUND, OLAV STORLI                       Norway
         UNDERWOOD, ROY AARON                      United States
         UNNO, KEIICHI                             Japan
         URSON, ARNOLD R                           South Africa
         URTSO, J MICHAEL                          United States
         USAMI, USHIO                              Japan
         USMAN, SAJID                              United States
         UZEEL, LUC J                              France
         VALERIAN, FRANCOIS                        France
         VALLI, RUDY J                             United States
         VALTAKARI, RISTO                          Finland
         VAN DAM, THOMAS J                         United States
         VAN DEN MEIRACKER, MAUD M                 The Netherlands
         VANDEBROUCK, GUY                          France
         VAN-DER-BIEST, LUC                        Belgium
         VAN-DER-MARKT, ROSWITHA ADELE MARIA       Germany
         VAN-DER-OUDERAA, EDWIN                    Belgium
         VANDERSLICE, PETER                        United States
         VAN-DER-ZIEL, JULIENNE                    United States
         VANDEVELDE, JEAN M                        France
         VAN-PELT, JAMES W                         United States
         VAN-ROSENDAAL, MICHEL A M                 The Netherlands
         VAN'T NOORDENDE, ALEXANDER                The Netherlands
         VANWIE, JEFFREY G                         United States
         VAQUE, NAM-UNG                            Korea
         VARLEY, STEPHEN A                         United Kingdom
         VARNER, C CLARK                           United States
         VAUTIER, ANDREW JAMES                     United Kingdom
         VEITH, RONALD A                           United States
         VELDERS, HENDRIK J                        The Netherlands
         VENOHR, BERND                             Germany
         VERCAEMER, JEROME                         France
         VERON, ERIC R                             France
         VERVISCH, RIK M                           Belgium
         VESTRI, GREGORY L                         United States
         VEVERKA, MARY JO                          United States
         VICENTE, PAULO VILARES                    Portugal
         VICKERS, GARY                             United Kingdom

                              (Page 37 of 51 Pages)

      ----------------------------------------------------------------------
              Item 1                                  Item 6
             Names of                               Citizenship
          Reporting Persons
      ----------------------------------------------------------------------
       VICKERY, JOHN                                 United States
       VIDAL, PHILIPPE                               France
       VIDAL, OLIVIER                                France
       VILLAUME, PHILIPPE                            France
       VILLELA, JOSE CARLOS                          Brazil
       VINET, PATRICE                                France
       VIRANI, AZIZ                                  United States
       VIRNICH, GEORG HANS                           Germany
       VISCIO, ALBERT JAMES                          United States
       VITAL, EDUARDO M                              United States
       VLASIMSKY, STAN M                             United States
       VOELKER, BRUCE D                              United States
       VOGEL, GIL J                                  United States
       VOGEL, L THOMAS                               United States
       VOGELSANG, PAUL E                             United States
       VOICHICK, STEVE M                             United States
       VOLKMANN, CURT                                United States
       VON BEBENBURG, ANTON                          Germany
       VON DREHNEN, DRUVAAN B                        Australia
       VONDETTE, DOROTHY VINSON                      United States
       VON-DONOP, TOENNIES-HILMAR                    Germany
       VON-HAGEN, RICHARD E                          Canada
       VON-LEWINSKI, HANS GEORG                      Germany
       VRANKEN, JOS I                                Belgium
       VROUENRAETS, MARC A J M I                     Denmark
       VULEJ, SERGIO F                               Argentina
       WACHTEL, OURI                                 France
       WAELTZ, CHARLES J                             United States
       WAGNER, TODD R                                United States
       WAHLSTROM, CATHINKA E                         United States
       WAKIL, SALMAN                                 Canada
       WALKER, R BRIAN                               Canada
       WALKER, PATRICIA H                            United States
       WALLACE, JOHN A                               United Kingdom
       WALSH, JOHN F                                 United States
       WALTERS, GORDON                               United Kingdom
       WALWORTH, PAULA A                             United States
       WALZ, JOHN J                                  United States
       WANG, BO                                      United States
       WARASILA, PETER D                             United States
       WARD, CARL                                    Australia
       WARD, MICHAEL L                               United Kingdom
       WARD, NICHOLAS J                              United States
       WARNER, RICHARD ANTHONY                       United Kingdom
       WARNER, STEVEN B                              United States
       WARNER III, JOHN T                            United States
       WARREN, WILLIAM E                             United States
       WASHINGTON, HENRIQUE L                        Brazil
       WATANABE, NOBUHIKO                            Japan
       WATINE, FREDERIC                              France
       WATKINS, KARL C                               United States
       WATKINS, WARREN H                             United States
       WATMORE, IAN CHARLES                          United Kingdom
       WATSON, DOUG F                                United States
       WAY, WILLIAM G                                United States
       WEARING, CHRISTOPHER ANTONY                   United Kingdom
       WEBSTER, BARRY J                              United States
       WEERASEKERA, RUWAN UPENDRA                    United Kingdom
       WEGE, SANDRA J                                United States
       WEHRKAMP, OLAF                                Germany
       WEIGERT, PETER                                Germany
       WEINGAST, JOSHUA A                            United States
       WEINSTEIN, DAVID R                            United States
       WEIR, SEAN                                    British
       WEIRICH, MARIE E                              United States
       WEISEL, JOHN T                                United States

                              (Page 38 of 51 Pages)

-------------------------------------------------------------------
          Item 1                                    Item 6
         Names of                                 Citizenship
     Reporting Persons
-------------------------------------------------------------------
WEISS, JAMES F                                 United States
WEISSTUCH, ROBERT A                            United States
WENGER, KLAUS E                                West Germany
WENKER, SHARI K                                United States
WERE, HUGO GILES                               British West Indies
WERTHSCHULTE, STEPHAN                          Germany
WESSELHOEFT, JOHN F                            United States
WEST, ANDREW DOUGLASS                          United Kingdom
WESTCOTT, KEVIN ALISTAIR                       United States
WESTLAKE, ADRIAN                               United Kingdom
WETZER, MICHAEL                                United States
WHEELER, RICHARD T                             United States
WHELAN, JAMES F                                United States
WHISLER III, ARNIM E                           United States
WHITE, SCOTT B                                 United States
WHITE, DUNCAN MCCULLOCH                        United States
WHITEHOUSE, CLIVE HENRY HAGUE                  United Kingdom
WHITEHOUSE, SIMON JOHN                         United Kingdom
WICHA-KRAUSE, BAERBEL                          Germany
WICK, GREGOR                                   Austria
WICK, STEVE D                                  United States
WIDMER, ADRIAN                                 Switzerland
WIERTULLA, FRIEDERIKE A                        Germany
WIERZBA, JAMES N                               United States
WIESNER, JEFFREY DANIEL                        United States
WIIG, PHILLIP M A                              Denmark
WILCOX, STEPHEN A                              United States
WILD, RICHARD DUNCAN                           United Kingdom
WILDBLOOD, ANGUS GARVIN                        United Kingdom
WILDEBOER, HARRY                               The Netherlands
WILDMAN, RICHARD JOHN                          United Kingdom
WILKINS, DAVID EDWARD                          United States
WILLETT, ROBERT A                              United Kingdom
WILLFORD, MARK R                               United States
WILLIAMS, PHIL JAMES                           United Kingdom
WILLIAMS, ANDY M                               United Kingdom
WILLIAMS, SIMON C                              United Kingdom
WILLIAMS, MARK C                               United States
WILLINGER, DOUGLAS RUSSELL                     United States
WILLIS, RANDALL L                              United States
WILSON, ANDREW                                 Australia
WILSON, KELLY                                  United States
WILSON, DAVID R                                United States
WILSON, PAUL R                                 United States
WILSON, TODD S                                 United States
WILSON, DAVID A                                United States
WILSON, DIANE D                                United States
WILSON, JON H                                  United States
WILSON JR, JACKSON L                           United States
WINBERG, OLE                                   Denmark
WINSLOW III, JOSEPH D                          United States
WINSTON, RICHARD B                             United States
WINTER, LARRY A                                United States
WISE, THERESA                                  United Kingdom
WOLF, RUDIGER H                                United States
WOLFE, MARK T                                  United States
WOLK, MICHAEL E                                United States
WOLLAN, ROBERT E                               United States
WOLLAN-FAN, SUSAN                              United States
WOLPERT, ALLEN J                               United States
WOLSKI, DAVID E                                United States
WONG, WAI YIN                                  Hong Kong
WONG, JAMES P                                  Hong Kong
WONG, CAROLE L                                 United States
WOOD, PAULINE MARY ELIZABETH                   United Kingdom


                             (Pages 39 of 51 pages)

-------------------------------------------------------------
         Item 1                               Item 6
        Names of                            Citizenhip
    Reporting Persons
-------------------------------------------------------------
WOOTTON, GILBERT D                     United States
WORLEY, ANDREW W                       United Kingdom
WORSEY, R CURTIS                       United States
WOTTOWA, KENNARD L                     United States
WOZNIAK, MARK A                        United States
WRIGHT, RODNEY N                       United States
WU, GARRET R                           United States
WULF, C CRISTIAN                       Argentina
WYLIE, STEVE                           United Kingdom
WYLLIE, GRAHAM L                       United Kingdom
YACOBI, JOHN A                         United States
YAGER, THOMAS E                        United States
YALCIN, AHMET                          Germany
YELICH, DAVID A                        United States
YEN, PETER H                           Hong Kong
YOSHIDA, MASAHIRO                      Japan
YOSHIMOTO, YASUNORI                    Japan
YOU, HARRY L                           United States
YOUNG, DEREK B                         Australia
YOUNGER, MARK P                        British West Indies
YTTERDAL, IDAR                         Norway
ZABO, EVELYN                           United States
ZAHM, ROBERT R                         United States
ZAINAL-ABIDIN, NOOR AZLIN              Malaysia
ZANIKER, JEFFREY C                     United States
ZANINETTI, LUIS F                      Brazil
ZATLAND, STEPHEN                       United Kingdom
ZEALLEY, JOHN KENELM                   United Kingdom
ZELTEN, PATRICK T                      United States
ZERBE, JOHN A                          United States
ZIDEK, JACQUELYN M                     United States
ZIEGLER, REINHARD                      United States
ZIIRSEN, ALLAN                         Denmark
ZIMMER, KIM                            The Netherlands
ZIMMERMAN, DANIEL C                    United States
ZMRHAL, RANDY                          The Netherlands
ZUNKER, GL                             United States
ZUTOVSKY, STEPHEN ROSS                 United States
ZWAANEVELD, MARC                       The Netherlands
ZWANE, DEBBIE MASITHOLE                South Africa
ZWEIG, MIGUEL D                        Argentina

STICHTINGS
----------

Stichting Naritaweg I                  The Netherlands
Naritaweg 155                          (place of organization)
1043 BW Amsterdam
The Netherlands

Stichting Naritaweg II                 The Netherlands
Naritaweg 155                          (place of organization)
1043 BW Amsterdam
The Netherlands

                             (Page 40 of 51 Pages)

Item 1. Security and Issuer
        -------------------

               This statement relates to the Class X common shares, par value $0.0000225 per share ("Class X Common Shares") of Accenture Ltd, a company limited by shares registered in Bermuda. The address of the registered and principal executive offices of Accenture Ltd in Bermuda is Cedar House, 41 Cedar Avenue, Hamilton HM12, Bermuda. See also the statement on Schedule 13D filed by the Voting Provision Persons relating to the Class A common shares, par value $0.0000225 per share ("Class A Common Shares" and, together with Class X Common Shares, the "Common Shares") of Accenture Ltd.

Item 2. Identity and Background
        -----------------------

               (a), (b), (c), (f) The cover page to this Schedule 13D and Appendix A hereto contain the names of the persons ("Voting Provision Persons") subject to the voting provisions of a Voting Agreement, dated as of April 18, 2001, among Accenture Ltd and the covered persons party thereto from time to time (as amended from time to time, the "Voting Agreement"). The Class X Common Shares beneficially owned by the Voting Provision Persons which are subject to the voting provisions of the Voting Agreement are hereinafter referred to as "Voting Provision Shares." This filing is being made on behalf of all of the Voting Provision Persons, and the agreement that this filing may be so made is contained in the Voting Agreement.

               Appendix A hereto also provides the citizenship or place of organization of each Voting Provision Person. Each Voting Provision Person who is an individual is an employee of Accenture Ltd or its subsidiaries. Stichting Naritaweg I and Stichting Naritaweg II are Dutch foundations that hold Class X Common Shares that would otherwise have been held by some Accenture partners. Except as indicated on Annex A, the business address of each Voting Provision Person for purposes of this Schedule is 1661 Page Mill Road, Palo Alto, California 94304.

               (d), (e) Except as described in Annex A, during the last five years, no Voting Provision Person has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in such Voting Provision Person being subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Item 3. Source and Amount of Funds or Other Consideration
        -------------------------------------------------

               Voting Provision Persons that were partners and shareholders of the series of related partnerships and corporations through which Accenture operated its business prior to its transition to a corporate structure in 2001 received certain Voting Provision Shares in lieu of their interests in Accenture's local business operations in connection with such transaction.

Item 4. Purpose of Transaction
        ----------------------

               The Voting Provision Persons acquired the Voting Provision
Shares in connection with the transition of Accenture to a corporate structure. Voting Provision Persons may from time to time acquire Class A Common Shares not subject to the voting provisions of the Voting

                             (Page 41 of 51 Pages)

Agreement for investment purposes. Except as described in Item 6 and except for the acquisition by Voting Provision Persons of Class A Common Shares from or as required by Accenture in the future or as described in the immediately preceding sentence, none of the Voting Provision Persons has any plans or proposals which relate to or would result in their acquisition of additional Common Shares or any of the other events described in Item 4(a) through 4(j).

                Each Voting Provision Person is expected to evaluate on an ongoing basis Accenture Ltd's financial condition and prospects and his or her interests in and with respect to Accenture Ltd. Accordingly, each Voting Provision Person may change his or her plans and intentions at any time and from time to time. In particular, each Voting Provision Person may at any time and from time to time acquire or dispose of Common Shares or take actions that result in redemption of Class X Common Shares.

Item 5. Interest in Securities of the Issuer
        ------------------------------------

                (a) Rows (11) and (13) of the cover page to this Schedule 13D and Appendix A are hereby incorporated by reference. Each Voting Provision Person hereby disclaims beneficial ownership of any shares held by each other Voting Provision Person. Except as described in Annex B, none of the shares reported in rows (11) and (13) of the cover page to this Schedule 13D are shares as to which there is a right to acquire exercisable within 60 days.

                (b) Rows (7) through (10) of the cover page to this Schedule
13D set forth the number of Voting Provision Shares as to which there is sole power to vote or direct the vote; the number of Voting Provision Shares as to which there is shared power to vote or direct the vote; the number or percentage range of Voting Provision Shares as to which there is sole power to dispose or direct the disposition; and the number of Voting Provision Shares as to which there is shared power to dispose or direct the disposition. The power to vote Voting Provision Shares by Voting Provision Persons is shared with each other Voting Provision Person, as described below in response to Item 6. Each Voting Provision Person hereby disclaims beneficial ownership of shares held by each other Voting Provision Person.

                (c) Except as described in Annex C, no Voting Provision Person has effected any transactions in Class X Common Shares during the past 60 days.

                (d), (e) Not applicable.

Item 6. Contracts, Arrangements, Understandings or Relationships
        With Respect to Securities of the Issuer
        --------------------------------------------------------

                Each Voting Provision Person listed on Appendix A hereto is a party to the Voting Agreement except Stichting Naritaweg I and Stichting Naritaweg II, which are each subject to the voting provisions thereof (see "--Stichting Letter Agreements"). The Voting Agreement is filed as an exhibit to this Schedule 13D and the following summary of the terms of the Voting Agreement is qualified in its entirety by reference thereto.

                The Accenture Ltd shares covered by the Voting Agreement generally include (1) any Class X Common Shares that are held by a partner, (2) any Class A Common Shares beneficially owned by a partner at the time in question and also as of or prior to the initial public offering of the Class A Common Shares (the "initial public offering") and (3) any Class A

                             (Page 42 of 51 Pages)

Common Shares if they are received from Accenture while an Accenture employee, a partner or in connection with becoming a partner or otherwise acquired if the acquisition is required by Accenture. The parties to the Voting Agreement, other than Accenture Ltd, are referred to as "covered persons" and the shares covered by the Voting Agreement are referred to as "covered shares." Class A Common Shares purchased by a covered person in the open market or, subject to certain limitations, in an underwritten public offering, will generally not be subject to the Voting Agreement.

           When a covered person ceases to be an employee of Accenture, the shares held by that covered person will no longer be subject to the voting provisions of the Voting Agreement.

           Each partner elected after the initial public offering of the Class A Common Shares has agreed or will agree in the Voting Agreement to own at least 5,000 Class A Common Shares by the end of the third year after that person becomes a partner and to hold at least that number of shares for so long as that person is a partner.

           The term "partner" in this statement refers to the partners and shareholders of the series of related partnerships and corporations through which Accenture operated its business prior to its transition to a corporate structure. These individuals became Accenture's executive employees following its transition to a corporate structure but will retain the "partner" title. Where the context permits, the term also refers to Accenture's employees and others who have been or are in the future named as "partners" in this executive sense. In using the term "partner," there is no meaning to imply any intention of the parties to create a separate legal entity.

TRANSFER RESTRICTIONS

           By entering into the Voting Agreement, each covered person has agreed, among other things, to: except as described below, maintain beneficial ownership of his or her covered shares received on or prior to the date of the initial public offering for a period of eight years thereafter; maintain beneficial ownership of at least 25% of his or her covered shares received on or prior to the date of the initial public offering as long as he or she is an employee of Accenture; and comply with certain other transfer restrictions when requested to do so by Accenture.

           Notwithstanding the transfer restrictions described in this summary, covered persons who continue to be employees of Accenture will be permitted to transfer a percentage of the covered shares owned by them on each anniversary of the initial public offering commencing on the first anniversary of the initial public offering as follows:

           Cumulative percentage of shares           Years after
             permitted to be transferred        initial public offering
            -----------------------------    --------------------------------
                         10%................             1 year
                         25%................             2 years
                         35%................             3 years
                         45%................             4 years
                         55%................             5 years
                         65%................             6 years
                         75%................             7 years
                         100%............... The later of (a) 8 years and (b)
                                              end of employment at Accenture

                             (Page 43 of 51 Pages)

           Partners retiring from Accenture at the age of 50 or above will be permitted to transfer covered shares they own on an accelerated basis commencing on the first anniversary of the initial public offering. In addition, beginning one year after the initial public offering, a retired partner who reaches the age of 56 will be permitted to transfer any covered shares he or she owns. Partners who become disabled before Accenture's transition to a corporate structure will be permitted to transfer all of their covered shares one year after the initial public offering. Partners who become disabled following Accenture's transition to a corporate structure will be subject to the general transfer restrictions applicable to Accenture's employees or, if disabled after the age of 50, will benefit from the accelerated lapses of transfer restrictions applicable to retired partners.

           If Accenture approves in writing a covered person's pledge of his covered shares to a lender, foreclosures by the lender on those shares, and any subsequent sales of those shares by the lender, are not restricted, provided that the lender must give Accenture a right of first refusal to buy any shares at the market price before they are sold by the lender.

           All transfer restrictions applicable to a covered person under the Voting Agreement terminate upon death.

           Notwithstanding the transfer restrictions described in this summary, Class X Common Shares of Accenture Ltd may not be transferred at any time, except upon the death of a holder of Class X Common Shares or with the consent of Accenture Ltd.

WAIVERS

           The transfer restrictions and the other provisions of the Voting Agreement may be waived at any time by the partners representatives to permit covered persons to: participate as sellers in underwritten public offerings of common shares and tender and exchange offers and share repurchase programs by Accenture; transfer covered shares to charities, including charitable foundations; transfer covered shares held in employee benefit plans; and transfer covered shares in particular situations (for example, to immediate family members and trusts).

           Subject to the foregoing, the provisions of the Voting Agreement may generally be waived by the affirmative vote of 66 2/3% of the votes represented by the covered shares owned by covered persons who are Accenture employees. A general waiver of the transfer restrictions also requires the consent of Accenture Ltd.

VOTING

           Under the Voting Agreement, prior to any vote of the shareholders of Accenture Ltd, a separate, preliminary vote of the covered shares owned by covered persons who are employees of Accenture will be taken on each matter upon which a vote of the shareholders is proposed to be taken. Subsequently, all of these covered shares will be voted in the vote of the shareholders of Accenture Ltd in accordance with the majority of the votes cast in the preliminary vote.

           Notwithstanding the foregoing, in elections of directors, all covered shares owned by covered persons who are Accenture employees will be voted in favor of the election of those

                             (Page 44 of 51 Pages)
persons receiving the highest numbers of votes cast in the preliminary vote. In the case of a vote for an amendment to Accenture Ltd's constituent documents, or with respect to an amalgamation, liquidation, dissolution, sale of all or substantially all of its property and assets or any similar transaction with respect to Accenture Ltd, all covered shares owned by covered persons who are Accenture employees will be voted against the proposal unless at least 66 2/3% of the votes in the preliminary vote are cast in favor of that proposal, in which case all of these covered shares will be voted in favor of the proposal.

           So long as the covered shares owned by covered persons that are employees of Accenture represent a majority of the outstanding voting power of Accenture Ltd, partners from any one country will not have more than 50% of the voting power in any preliminary vote under the Voting Agreement.

OTHER RESTRICTIONS

           The Voting Agreement also prevents covered persons from engaging in the following activities with any person who is not a party to the Voting Agreement or a director, officer or employee of Accenture: participating in a proxy solicitation with respect to shares of Accenture; depositing any covered shares in a voting trust or subjecting any of these shares to any Voting Agreement or arrangement; forming, joining or in any way participating in a "group" that agrees to vote or dispose of shares of Accenture in a particular manner; except as provided in a separate partner matters agreement, proposing certain transactions with Accenture; seeking the removal of any member of the board of directors of Accenture Ltd or any change in the composition of Accenture Ltd's board of directors; making any offer or proposal to acquire any securities or assets of Accenture; or participating in a call for any special meeting of the shareholders of Accenture Ltd.

TERM, AMENDMENT AND CONTINUATION

           The Voting Agreement will continue in effect until the earlier of 50 years from the date of the Voting Agreement and the time it is terminated by the vote of 66 2/3% of the votes represented by the covered shares owned by covered persons who are Accenture employees. The transfer restrictions will not terminate upon the expiration or termination of the Voting Agreement unless they have been previously waived or terminated under the terms of the Voting Agreement. The Voting Agreement may generally be amended at any time by the affirmative vote of 66 2/3% of the votes represented by the covered shares owned by covered persons who are Accenture employees. Amendment of the transfer restrictions also requires the consent of Accenture Ltd.

INFORMATION REGARDING THE PARTNERS REPRESENTATIVES

           The terms and provisions of the Voting Agreement are administered by the partners representatives, which consist of persons who are both partners of Accenture and members of Accenture Ltd's board of directors and who agree to serve in such capacity. The partners representatives have the sole power to enforce the provisions of the Voting Agreement. No persons not a party to the Voting Agreement are beneficiaries of the provisions of the Voting Agreement.

                             (Page 45 of 51 Pages)

STICHTING LETTER AGREEMENTS

          Both Stichting Naritaweg I and Stichting Naritaweg II have, in separate letter agreements, each dated May 21, 2001 (each, a "Stichting Letter Agreement"), granted a proxy to the partners representatives to vote their Class X Common Shares in accordance with the preliminary vote as provided in the Voting Agreement. It is expected that for so long as the Voting Agreement remains in effect, the Stichting Letter Agreements will result in the shares of Stichting Naritaweg I and Stichting Naritaweg II being voted in accordance with the preliminary vote. The other Voting Provision Persons are not parties to the Stichting Letter Agreements. The Stichting Letter Agreements are filed as exhibits to this Schedule 13D and the foregoing summary of these agreements is qualified in its entirety by reference thereto.

PLEDGE AGREEMENTS

          Each of Accenture's partners as of the date of the consummation of its transition to a corporate structure has pledged his or her covered shares to Accenture Ltd or a subsidiary thereof. This pledge secures the liquidated damages provision of a noncompetition agreement which each such person has entered into with Accenture. The forms of non-competition agreement, including the forms of pledge agreement, are filed as exhibits to this Schedule 13D and the foregoing summary of these agreements is qualified in its entirety by reference thereto.

Item 7. Material to be Filed as Exhibits
        --------------------------------


Exhibit                          Description
-------                          -----------

A. Form of Voting Agreement, dated as of April 18, 2001, among Accenture Ltd and the covered persons party thereto
             (incorporated by reference to Exhibit 9.1 to Accenture Ltd's Registration Statement on Form S-1 filed on April 19,
             2001).

B. Form of Letter Agreement, dated May 21, 2001, between Accenture Ltd and Stichting Naritaweg I (incorporated by reference to Exhibit 10.13 to Amendment No. 2 to Accenture Ltd's Registration Statement on Form S-1 filed on July 2,
             2001).

C. Form of Letter Agreement, dated May 21, 2001, between Accenture Ltd and Stichting Naritaweg II (incorporated by reference to Exhibit 10.14 to Amendment No. 2 to Accenture Ltd's Registration Statement on Form S-1 filed on July 2,
             2001).

D. Form of Non-Competition Agreement, dated as of April 18, 2001, among Accenture Ltd and certain employees
             (incorporated by reference to Exhibit 10.2 to Accenture Ltd's Registration Statement on Form S-1 filed on April 19,
             2001).

E. Form of Non-Competition Agreement, dated as of April 18, 2001, among Accenture SCA and certain employees
             (incorporated by reference to Exhibit 10.7 to Accenture Ltd's Registration Statement on Form S-1 filed on April 19,
             2001).

                              (Page 46 of 51 Pages)

                                                                         ANNEX A

                INFORMATION REQUIRED AS TO PROCEEDINGS DESCRIBED
                             IN ITEMS 2(D) AND 2(E)

    None.

                              (Page 47 of 51 Pages)

                                                                         ANNEX B

ITEM 5(A). DESCRIPTION OF SHARES AS TO WHICH THERE IS A RIGHT TO ACQUIRE EXERCISABLE WITHIN 60 DAYS

            None.

                             (Page 48 of 51 Pages)

                                                                         ANNEX C


ITEM 5(C). DESCRIPTION OF ALL TRANSACTIONS IN THE CLASS X COMMON SHARES EFFECTED DURING THE LAST 60 DAYS BY THE VOTING PROVISION PERSONS.

            None.

                             (Page 49 of 51 Pages)

                                   SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2002

                                               By: /s/ Douglas G. Scrivner
                                                   -----------------------------
                                                   Name:   Douglas G. Scrivner
                                                   Title:  Attorney-in-Fact

                             (Page 50 of 51 Pages)

                                  EXHIBIT INDEX


Exhibit                                  Description
-------                                  -----------

A. Form of Voting Agreement, dated as of April 18, 2001, among Accenture Ltd and the covered persons party thereto (incorporated by reference to Exhibit 9.1 to Accenture Ltd's Registration Statement on Form S-1 filed on April 19, 2001).

B. Form of Letter Agreement, dated May 21, 2001, between Accenture Ltd and Stichting Naritaweg I (incorporated by reference to
               Exhibit 10.13 to Amendment No. 2 to Accenture Ltd's Registration Statement on Form S-1 filed on July 2, 2001).

C. Form of Letter Agreement, dated May 21, 2001, between Accenture Ltd and Stichting Naritaweg II (incorporated by reference to
               Exhibit 10.14 to Amendment No. 2 to Accenture Ltd's Registration Statement on Form S-1 filed on July 2, 2001).

D. Form of Non-Competition Agreement, dated as of April 18, 2001, among Accenture Ltd and certain employees (incorporated by reference to Exhibit 10.2 to Accenture Ltd's Registration Statement on Form S-1 filed on April 19, 2001).

E. Form of Non-Competition Agreement, dated as of April 18, 2001, among Accenture SCA and certain employees (incorporated by reference to Exhibit 10.7 to Accenture Ltd's Registration Statement on Form S-1 filed on April 19, 2001).


                                     (page 51 of 51 pages)